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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant   ☒                              Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

UNIVERSAL HEALTH SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No:
	(3)	Filing party:
	(4)	Date Filed:

UNIVERSAL HEALTH SERVICES, INC.

April 8, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Universal Health Services, Inc. (the “Company”) to be held on Wednesday, May 19, 2021, beginning at 10:00 a.m. In light of the continuing public health impact of the novel coronavirus (COVID-19) outbreak and to support the health and well-being of our communities, employees, stockholders and other stakeholders, this year’s Annual Meeting will be conducted completely virtually, via a live audio webcast; there will be no physical meeting location. You will be able to attend and participate in the Annual Meeting by visiting www.meetingcenter.io/296174706, where you will be able to listen to the meeting live, submit questions, and vote. The annual meeting is being held for the following purposes:

(1)	the election of three directors by the holders of Class A and Class C Common Stock (voting together as a single class);
(2)	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
(3)	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Detailed information concerning these matters is set forth in the Important Notice Regarding the Availability of Proxy Materials (the “Notice”) you received in the mail and in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We have elected to provide access to our Proxy Materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. If you want more information, please see the Questions and Answers section of this Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting online, please either vote by telephone or internet or, if you received printed Proxy Materials and wish to vote by mail, by promptly signing and returning your Proxy card in the enclosed envelope. Please review the instructions on each of your voting options described in this Proxy Statement as well as in the Notice you received in the mail. If you then attend and wish to vote your shares online, you still may do so. In addition to the matters noted above, we will discuss the business of the Company and be available for your questions relating to the Company.

Sincerely,

Alan B. Miller
Executive Chairman of
the Board of Directors

Marc D. Miller
Chief Executive Officer and President

UNIVERSAL HEALTH SERVICES, INC.

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 19, 2021

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Universal Health Services, Inc. (the “Company”) will be held on Wednesday, May 19, 2021 beginning at 10:00 a.m. The Annual Meeting will be held via live audio webcast available at www.meetingcenter.io/296174706 for the following purposes:

(1)	the election of three directors by the holders of Class A and Class C Common Stock (voting together as a single class);
(2)	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
(3)	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

You are entitled to vote at the Annual Meeting only if you were a Company stockholder of record at the close of business on March 25, 2021.

This year, out of an abundance of caution, to proactively deal with the continuing health impact of coronavirus disease, also known as COVID-19, and to mitigate risks to the health and well-being or our communities, employees, stockholders and other stakeholders, we will hold the Annual Meeting in a virtual only format, which will be conducted via live audio webcast. Stockholders will have an equal opportunity to participate at the Annual Meeting online regardless of their geographic location.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, PLEASE VOTE BY TELEPHONE OR INTERNET OR, IF YOU RECEIVED PRINTED PROXY MATERIALS AND WISH TO VOTE BY MAIL, MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES ONLINE AT THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Wednesday, May 19, 2021:

The Proxy Statement and Annual Report to Stockholders are available at

http://www.edocumentview.com/uhs.

BY ORDER OF THE BOARD OF DIRECTORS

STEVE G. FILTON, Secretary

King of Prussia, Pennsylvania

April 8, 2021

UNIVERSAL HEALTH SERVICES, INC.

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PA 19406

PROXY STATEMENT

QUESTIONS AND ANSWERS

1.	Q: Why am I receiving these materials?
A:

This Proxy Statement and enclosed forms of Proxy (first mailed to the holders of Class A and Class C Common Stock, and to the holders of Class B and Class D Common Stock who requested to receive printed Proxy Materials, on or about April 8, 2021) are furnished in connection with the solicitation by our Board of Directors of Proxies for use at the Annual Meeting of Stockholders, or at any adjournment thereof. A Notice Regarding the Availability of Proxy Materials was first mailed to all of our other stockholders beginning on or about April 8, 2021. The Annual Meeting will be held on Wednesday, May 19, 2021, beginning at 10:00 a.m. The Annual Meeting will be accessible via live audiocast on the internet.  To participate at the Annual Meeting online, please visit www.meetingcenter.io/296174706 (password: UHS2021) and review the instructions under the Q&A entitled “How can I attend and vote at the online meeting?” below.  As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

2.	Q: What is the purpose of the Annual Meeting?

A:     The Annual Meeting is being held for the following purposes (1) to have the holders of Class A and C Common Stock (voting together as a single class) elect three Class I directors, each such director to serve for a term of three years until the annual election of directors in 2024 or the election and qualification of their respective successor; (2) the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and (3) to transact such other business as may properly be brought before the meeting or any adjournment thereof. We will also discuss our business and be available for your comments and discussion.

3.	Q: Why did holders of Class B and Class D Common Stock receive a notice in the mail regarding the internet availability of Proxy Materials instead of a full set of Proxy Materials?
A:

In accordance with “notice and access” rules adopted by the U.S. Securities and Exchange Commission, or SEC, we may furnish Proxy Materials, including this Proxy Statement and our Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Holders of Class B and Class D Common Stock will not receive printed copies of the Proxy Materials unless they request them. Instead, the Notice, which was mailed to holders of Class B and Class D Common Stock that did not request printed copies of the Proxy Materials, will instruct you as to how you may access and review all of the Proxy Materials on the internet. Please visit http://www.edocumentview.com/uhs. The Notice also instructs you as to how you may submit your Proxy on the internet. If you would like to receive a paper or e-mail copy of our Proxy Materials, you should follow the instructions for requesting such materials in the Notice.
4.	Q: Who may attend the Annual Meeting?
A:

All stockholders of record and registered beneficial holders as of the close of business on March 25, 2021, or their duly appointed proxies, may attend the meeting online at www.meetingcenter.io/296174706 (password: UHS2021) and review the Q&A entitled “How can I attend and vote at the online meeting with the ability to ask a question and/or vote?” below.

5.	Q: How can I attend and vote at the online meeting?
A:

For registered stockholders: If on the record date your Shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), then you are a stockholder of record (also known as a “record holder”).   Stockholders of record at the close of business on the record date will be able to attend the Annual Meeting online, ask a question and vote by visiting www.meetingcenter.io/296174706 at the meeting date and time.  We encourage you to access the Annual Meeting prior to the start time.  Online access will begin at 9:45 a.m., Eastern Time.  The two items of information needed to access the Special Meeting from the website are the following:

Username: the 15-digit control number located in the shaded bar on the proxy card

Meeting password: UHS2021

For beneficial owners:  If on the record date your Shares were not registered directly in your name with Computershare but instead held by an intermediary, such as a bank, broker or other nominee, then you are the beneficial owner of shares held in “street name”.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you must register in advance to attend the Annual Meeting, vote and submit questions.  To register in advance you will need to obtain a legal proxy from the bank, broker or other nominee that holds your Shares giving you the right to vote the Shares.  Once you have received a legal proxy form from your bank, broker or other nominee, forward the email with your name and the legal proxy attached or send a separate email with your name and legal proxy attached labeled “Legal Proxy” in the subject line to Computershare, at legalproxy@computershare.com.  Requests for registration must be received no later than 5:00 p.m., Eastern Time, on May 14, 2021.  You will then receive a confirmation of your registration, with a control number, by email from Computershare.  At the time of the meeting, go to www.meetingcenter.io/296174706 and enter your control number and the meeting password, UHS2021, if requested.  If you do not have your control number you may attend as a guest (non-stockholder) by going to www.meetingcenter.io/296174706 and entering the requested information.  Please note that guest access is in listen-only mode and you will not have the ability to ask questions or vote during the Annual Meeting.

6.	Q: Do I need to register to attend the Annual Meeting virtually?
A:

Registration is only required if you are a beneficial owner. Beneficial holders may register as set forth above or register at the Annual Meeting using the control number received with their voting information form.  For the 2021 proxy season, an industry solution has been agreed upon to allow beneficial holders to register online at the Annual Meeting to attend and ask questions.

We expect that the vast majority of beneficial holders will be able to fully participate using the control number received with their voting instruction form.  Please note, however, that this option is intended to be provided as a convenience to beneficial holders only, and there is no guarantee this option will be available for every type of beneficial holder voting control number. The inability to provide this option to any or all beneficial holders shall in no way impact the validity of the Annual Meeting. Beneficial holders may choose the Register in Advance of the Annual Meeting option above, if they prefer to use this traditional, legal proxy option set forth in #5 above and have the ability to vote.  In any event, please go to www.meetingcenter.io/296174706 for more information on the available options and registration instructions. The online meeting will begin promptly at 10:00 a.m., EDT. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

7.	Q: What if I have trouble accessing the Annual Meeting virtually?
A:

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it, or you may call 1-888-724-2416.

8.	Q: Who is entitled to vote at the Annual Meeting?
A:

Only stockholders as of the close of business on March 25, 2021 are entitled to vote at the Annual Meeting. On that date, 6,577,100 shares of Class A Common Stock, par value $.01 per share, 661,688 shares of Class C Common Stock, par value $.01 per share, 77,870,678 shares of Class B Common Stock, par value $.01 per share, and 18,191 shares of Class D Common Stock, par value $.01 per share, were outstanding.

9.	Q: Who is soliciting my vote?
A:

The principal solicitation of Proxies is being made by the Board of Directors by mail. Certain of our officers, directors and employees, none of whom will receive additional compensation therefor, may solicit Proxies by telephone or other personal contact. We will bear the cost of the solicitation of the Proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares. We have not engaged any third party to assist us in solicitation of proxies at the Annual Meeting, but we may decide to retain the services of a proxy solicitation firm in the future if we believe it is appropriate under the circumstances.

10.	Q: What items of business will be voted on at the Annual Meeting?
A:

The holders of Class A and C Common Stock (voting together as a single class) will elect three Class I directors, each such director to serve for a term of three years until the annual election of directors in 2024 or the election and qualification of their respective successor. The holders of Class A, Class C, Class B and Class D Common Stock (voting together as a single class) will vote on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

11.	Q: How does the Board of Directors recommend that I vote?
A:	The Board of Directors recommends that holders of Class A and Class C Common Stock vote shares “FOR” the election of the respective nominees to the Board of Directors (Proposal 1).

The Board of Directors recommends that holders of Class A, Class C, Class B and Class D Common Stock vote shares “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 2).

12.	Q: How will voting on any other business be conducted?
A:

Other than the items of business described in this Proxy Statement, we know of no other business to be presented for action at the Annual Meeting. As for any business that may properly come before the Annual Meeting, your signed Proxy gives authority to the persons named therein. Those persons may vote on such matters at their discretion and will use their best judgment with respect thereto.

13.	Q: What is the difference between a “stockholder of record” and a “street name” holder?
A:

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

14.	Q: How do I vote my shares if I am a stockholder of record?
A:

A separate form of Proxy applies to our Class A and Class C Common Stock and a separate form of Proxy applies to our Class B and Class D Common Stock. For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials you received in the mail or, if you received printed Proxy Materials, your enclosed Proxy card. If you received printed Proxy Materials, enclosed is a Proxy card for the shares of stock held by you on the record date. If you received printed Proxy Materials, you may vote by signing and dating each Proxy card you receive and returning it in the enclosed prepaid envelope, or you may vote by telephone or internet. Unless otherwise indicated on the Proxy, shares represented by any Proxy will, if the Proxy is properly executed and received by us prior to the Annual Meeting, be voted “FOR” each of the nominees for director and “FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

15.	Q: How do I vote by telephone or electronically?
A:

Instead of submitting your vote by mail on the enclosed Proxy card (if you received printed Proxy Materials), your vote can be submitted by telephone or electronically, via the internet. Please refer to the specific instructions set forth on the Notice Regarding the Availability of Proxy Materials or, if you received printed Proxy Materials, on the enclosed Proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

16.	Q: How do I vote my shares if they are held in street name?
A:	If your shares are held in street name, your broker or other nominee will provide you with a form seeking instruction on how your shares should be voted.

17.	Q: Can I change or revoke my vote?
A:

Yes. Any Proxy executed and returned to us is revocable by delivering a later signed and dated Proxy or other written notice to our Secretary at any time prior to its exercise. Your Proxy is also subject to revocation by attending the meeting and voting online.

18.     Q:  How do I vote during the meeting?

A:     If you have not already voted your shares in advance as described above, provided you are a registered stockholder with a control number or a beneficial stockholder that has submitted a Legal Proxy and has received a control number from Computershare, you will also be able to vote your shares electronically during the Annual Meeting by clicking on the “Cast Your Vote” link on the Meeting Center site. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of or during the Annual Meeting by one of the methods described in the proxy materials.

19.     Q:  How do I ask questions during the meeting?

A:     If you are attending the meeting as a stockholder of record or registered beneficial owner, questions can be submitted by accessing the meeting center at www.meetingcenter.io/296174706, entering your control number and meeting password, UHS2021, if requested, and clicking on the message icon in the upper right-hand corner of the page.  To return to the main page, click the “i” icon at the top of the screen. Please note that guest access is in listen-only mode and you will not have the ability to ask questions or vote during the Annual Meeting.

20.	Q: What constitutes a “quorum”?
A:

The holders of a majority of the common stock votes issued and outstanding and entitled to vote, either in person or represented by Proxy, constitutes a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

21.	Q: What are our voting rights with respect to the election of directors?
A:

Our Restated Certificate of Incorporation provides that, with respect to the election of directors, holders of Class A Common Stock vote as a class with the holders of Class C Common Stock, and holders of Class B Common Stock vote as a class with holders of Class D Common Stock, with holders of all classes of Common Stock entitled to one vote per share.

As of March 25, 2021, the shares of Class A and Class C Common Stock constituted 8.5% of the aggregate outstanding shares of our Common Stock, had the right to elect five members of the Board of Directors and constituted 88.0% of our general voting power; and as of that date the shares of Class B and Class D Common Stock (excluding shares issuable upon exercise of options) constituted 91.5% of the outstanding shares of our Common Stock, had the right to elect two members of the Board of Directors and constituted 12.0% of our general voting power.

22.	Q: What are our voting rights with respect to matters other than the election of directors?
A:

As to matters other than the election of directors, our Restated Certificate of Incorporation provides that holders of Class A, Class B, Class C and Class D Common Stock all vote together as a single class, except as otherwise provided by law.

Each share of Class A Common Stock entitles the holder thereof to one vote; each share of Class B Common Stock entitles the holder thereof to one-tenth of a vote; each share of Class C Common Stock entitles the holder thereof to 100 votes (provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds); and each share of Class D Common Stock entitles the holder thereof to ten votes (provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds).

In the event a holder of Class C or Class D Common Stock holds a number of shares of Class A or Class B Common Stock, respectively, less than ten times the number of shares of Class C or Class D Common Stock that holder holds, then that holder will be entitled to only one vote for every share of Class C Common Stock, or one-tenth of a vote for every share of Class D Common Stock, which that holder holds in excess of one-tenth the number of shares of Class A or Class B Common Stock, respectively, held by that holder. The Board of Directors, in its discretion, may require holders of Class C or Class D Common Stock to provide satisfactory evidence that such owner holds ten times as many shares of Class A or Class B Common Stock as Class C or Class D Common Stock, respectively, if such facts are not apparent from our stock records.

23.	Q: Will my shares be voted if I do not sign and return my Proxy card or vote by telephone or internet?
A:

If you are a stockholder of record and you do not sign and return your Proxy card or vote by telephone or internet, your shares will not be voted at the Annual Meeting. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on nonroutine matters. Under the New York Stock Exchange rules, each of the proposals other than the ratification of the selection of the Company’s independent registered public accounting firm is deemed to be a nonroutine matter with respect to which brokers and nominees may not exercise their voting discretion without receiving instructions from the beneficial owner of the shares.

24.	Q: What is a “broker non-vote”?
A:

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by Proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the Financial Industry Regulatory Authority, member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, New York Stock Exchange-member brokers who hold shares of Common Stock in street name for their customers and have transmitted our Proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on nonroutine matters. Under the New York Stock Exchange rules, each of the proposals other than the ratification of the selection of the Company’s independent registered public accounting firm is deemed to be nonroutine matters with respect to which brokers and nominees may not exercise their voting discretion without receiving instructions from the beneficial owner of the shares.

25.	Q: What is the effect of a broker non-vote?
A:

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum but will not be considered present and entitled to vote on any matter for which a broker, bank or other nominee does not have authority. For the Annual Meeting, pursuant to the rules of the New York Stock Exchange, your broker, bank or other nominee will be permitted to vote for you without instruction only with respect to Proposal 2 regarding the ratification of PricewaterhouseCoopers LLP. A broker non-vote will not have any impact on the outcome of any other proposals.

26.	Q: What is the vote required to approve each proposal?
A:

Item of Business	Votes Required for Approval	Abstentions	Signed But Unmarked Proxy Cards	Broker Non-Votes

Proposal 1: Election of Directors

Three Class I directors will be elected by the highest number of affirmative votes of the shares of Class A and Class C Common Stock, voting together as a single class, present in person or represented by Proxy and entitled to vote.

		No effect	Count as votes FOR	No effect on voting

Proposal 2: Ratification of Independent Registered Public Accounting Firm	Majority of the Class A, B, C and D Common Stock votes, present in person or represented by Proxy and entitled to vote.	Count as votes AGAINST	Count as votes FOR	Not applicable
27.	Q: Who will count the votes?
A:	The Secretary will count the Class A and Class C votes. Our transfer agent will count the Class B and Class D votes and serve as inspector of elections.
28.	Q: When are stockholder proposals due in order to be included in our Proxy Statement for the 2022 Annual Meeting?
A:

Any stockholder proposal intended to be included in the proxy materials for the 2022 Annual Meeting must be received by us no later than December 9, 2021. Such proposals should be sent in writing by courier or certified mail to our Secretary at Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406. Any stockholder proposal must also be in proper form and substance, as determined in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

29.	Q: Can I receive more than one set of Annual Meeting materials?
A:

If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report and Proxy Statement. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Secretary at Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406, telephone (610) 768-3300. If you share an address with another stockholder and (i) would like to receive multiple copies of the Proxy Statement or Annual Report to Stockholders in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

30.	Q: How can I obtain additional information about the Company?
A:

Copies of our annual, quarterly and current reports we file with the Securities and Exchange Commission, or SEC, and any amendments to those reports, are available free of charge on our website, which is located at http://www.uhsinc.com. Copies of these reports will be sent without charge to any stockholder requesting it in writing to our Secretary at Universal Health Services, Inc., Universal Corporate Center, P.O. Box 61558, 367 South Gulph Road, King of Prussia, Pennsylvania 19406. The information posted on our website is not incorporated into this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 25, 2021, the number of shares of our equity securities and the percentage of each class beneficially owned, within the meaning of Securities and Exchange Commission Rule 13d-3, and the percentage of our general voting power currently held, by (i) all stockholders known by us to own more than 5% of any class of our equity securities, (ii) all of our directors and nominees who are stockholders, (iii) the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power.

	Title of Class
Name and Address of Beneficial Owner(1)	Class A Common Stock(2)		Class B Common Stock(2)		Class C Common Stock(2)		Class D Common Stock(2)		Percentage of General Voting Power(3)
	Shares	%	Shares	%	Shares	%	Shares	%
Alan B. Miller	5,163,885(6)(17)(20)	78.5%	8,918,256(4)(11)(12)(18)(21)(23)	10.5%	661,688	100%	—	—	85.0%

Marc D. Miller	1,641,815(7)(15)(17)(22)	25.0%	2,724,619(4)(11)(14)(18)(19)	3.4%	—	—	—	—	2.6%

Elliot J. Sussman, M.D. The Villages Health 1149 Main Street The Villages, FL 32159	—	—	15,000(11)	(5)	—	—	—	—	(5)

Maria R. Singer 245 Park Avenue New York, NY 10167	—	—	2,500(11)	(5)	—	—	—	—	(5)

Warren J. Nimetz Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, NY 10019	799,830(13)(16)(20)(22)	—	986,256(4)(11)(14)	(5)	—	—	—	—	(5)

Lawrence S. Gibbs 48 Crescent Road Livingston, NJ 07039	—	—	28,077(11)	(5)	—	—	—	—	(5)

Eileen C. McDonnell The Penn Mutual Life Insurance Company 600 Dresher Road Horsham, PA 19044	—	—	22,237(11)	(5)	—	—	—	—	(5)

Steve G. Filton	—	—	445,577(8)(11)	(5)	—	—	—	—	(5)

Marvin G. Pember	—	—	153,336(11)	(5)	—	—	—	—	(5)

Matthew J. Peterson	—	—	13,801(11)	(5)	—	—	—	—	(5)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	—	—	5,196,958(9)	6.7%	—	—	—	—	(5)

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	—	—	8,300,819(10)	10.7%	—	—	—	—	1.2%

All directors & executive officers as a group (10 persons)	6,574,600	99.96%	11,707,303	13.4%	661,688	100.0%	—	—	88.3%

(1)	Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.
(2)	Each share of Class A, Class C and Class D Common Stock is convertible at any time into one share of Class B Common Stock.
(3)

As to matters other than the election of directors, holders of Class A, Class B, Class C and Class D Common Stock vote together as a single class. Each share of Class A Common Stock entitles the holder thereof to one vote; each share of Class B Common Stock entitles the holder thereof to one-tenth of a vote; each share of Class C Common Stock entitles the holder thereof to 100 votes (provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds); and each share of Class D Common Stock entitles the holder thereof to ten votes (provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds).

(4)	Includes shares issuable upon the conversion of Classes A, C and/or D Common Stock.
(5)	Less than 1% of the class of stock or general voting power.
(6)	Includes 400,000 shares of Class A Common Stock that are beneficially owned by Mr. Alan Miller and are held by Mr. Alan Miller in trust for the benefit of his spouse.
(7)

Includes 337,321 shares of Class A Common Stock which are held by three trusts (the “2002 Trusts”) for the benefit of certain of Alan B. Miller’s family members of which Marc D. Miller (who is the Chief Executive Officer and President, director and the son of Alan B. Miller) and Mr. Nimetz are trustees; and 532,194 shares held by the A. Miller Family, LLC, whose members are the 2002 Trusts. Marc D. Miller is the sole manager of the A. Miller Family, LLC and during his tenure as such, has voting and dispositive power with respect to the Class A Common Stock held by the A. Miller Family, LLC. Mr. Nimetz disclaims beneficial interest in all shares held by the 2002 Trusts and the A. Miller Family LLC.  Marc D. Miller disclaims beneficial interest in the shares held by the 2002 Trusts and the A Miller Family LLC other than those of which Marc Miller is the beneficiary

(8)

Includes 161,000 shares of Class B Common Stock which are held by two Irrevocable Trusts. Mr. Filton is the Trustee and beneficiary of The Betsy H. Filton 2020 Irrevocable Trust (80,500 shares) and disclaims beneficial ownership of The Steve G. Filton 2020 Irrevocable Trust, of which Mr. Filton’s spouse is the Trustee and beneficiary (80,500 shares).

(9)

These securities are held by Blackrock, Inc. and its subsidiaries. Blackrock, Inc. has sole power to vote with respect to 4,566,220 shares of our Class B Common Stock and sole power with respect to 5,196,958 shares to dispose or to direct the disposition of 5,196,958 shares of our Class B Common Stock. Information is based on Amendment No. 12 to Schedule 13G dated January 31, 2021.

(10)

These securities are held by The Vanguard Group and its subsidiaries. Vanguard Group has shared power to vote or direct the vote with respect to 125,855 shares of our Class B Common Stock and shared power to dispose with respect to 336,547 shares and sole power with respect to 7,964,272 shares to dispose or to direct the disposition of 8,300,819 shares of our Class B Common Stock. Information is based on Amendment No. 8 to Schedule 13G dated February 8, 2021.

(11)

Includes 2,125,786 shares issuable pursuant to stock options to purchase Class B Common Stock held by our directors and executive officers and exercisable within 60 days of March 25, 2021 as follows: Elliot J. Sussman, M.D. (15,000); Alan B. Miller (1,488,600); Marc D. Miller (255,305); Lawrence S. Gibbs (25,000); Eileen C. McDonnell (15,000); Steve G. Filton (176,614); Warren Nimetz (15,000); Matthew J. Peterson (13,653); Maria R. Singer (2,500); and Marvin G. Pember (119,114).

(12)

Includes 14,634 restricted shares awarded during 2017, 2018 and 2020, net of vestings, pursuant to our 2010 Employees’ Restricted Stock Purchase Plan for Alan B. Miller. These shares are subject to forfeiture and vesting pursuant to the terms and conditions set forth in the applicable restricted stock agreements.

(13)

Does not include: (i) 337,321 shares of Class A Common Stock which are held by the 2002 Trusts of which Mr. Nimetz is a trustee; (ii) 532,194 shares of Class A Common Stock which are held by A. Miller Family, LLC whose members are the 2002 Trusts. Mr. Nimetz disclaims any beneficial interest in the shares; and (iii) 184,500 shares of Class A Common Stock which are held by three sub-trusts (the “2017 Sub-Trusts”) for the benefit of certain of Alan B. Miller’s family members of which Marc D. Miller (who is the Chief Executive Officer and President, director and the son of Alan B. Miller) and Mr. Nimetz are trustees.

(14)

Includes 171,426 shares held by the three 2011 Family Trusts for the benefit of Alan B. Miller’s three children. Warren Nimetz and Marc D. Miller are both Trustees. Marc D. Miller has sole voting power with respect to these shares. Mr. Nimetz disclaims beneficial ownership of all shares and Marc D. Miller disclaims beneficial ownership of the shares held by the Trust for the benefit of Abby Miller King (55,763) and the Trust for the benefit of Marni Spencer (55,763).

(15)

Includes 237,800 shares held by the 2012 Family Trust for the benefit of Abby Miller King and Marni Spencer. Warren Nimetz and Marc D. Miller are both Trustees. Marc D. Miller has sole voting power with respect to these shares. Mr. Nimetz and Marc D. Miller disclaim beneficial ownership of these shares.

(16)

Includes 356,700 shares held by the 2012 Family Trust for the benefit of Alan B. Miller’s three children. Warren Nimetz is the sole Trustee of the 2002 Trust for the benefit of Marc D. Miller (which holds 118,900 shares) and Mr. Nimetz has sole voting power with respect to Marc D. Miller’s shares. Mr. Nimetz and Marc D. Miller are both Trustees of the Trusts for the benefit of Abby Miller King and Marni Spencer which each hold 118,900 shares. Marc D. Miller has sole voting power with respect to these shares. Mr. Nimetz and Marc D. Miller disclaim beneficial ownership of these shares.

(17)

Includes 350,000 shares held by three separate limited liability companies 100% of the interests of which are held by the three 2019 Grantor Retained Annuity Trusts, the three 2020 Grantor Retained Annuity Trusts, and the three 2002 Trusts for the benefit of Alan B. Miller’s three children. Alan B. Miller has the sole dispositive power and Marc D. Miller has sole voting power with respect to these shares. Marc D. Miller disclaims beneficial ownership of the shares held by the 2002 Trust for the benefit of Abby Miller King (100,000) and the shares held by the 2002 Trust for the benefit of Marni Spencer (100,000).

(18)

Includes 400,000 shares held by the three separate limited liability companies 100% of the interests of which are held by the three 2019 Grantor Retained Annuity Trusts, the three 2020 Grantor Retained Annuity Trusts, and the three 2002 Trusts for the benefit of Alan B. Miller’s three children. Alan B. Miller has the sole dispositive power and Marc D. Miller has sole voting power with respect to these shares. Marc D. Miller disclaims beneficial ownership of the shares held by the 2002 Trust for the benefit of Abby Miller King (100,000) and the shares held by the 2002 Trust for the benefit of Marni Spencer (100,000).

(19)

Includes 110,172 shares held by the three 2002 Trusts for the benefit of Alan B. Miller’s three children. Warren Nimetz is a Trustee and disclaims beneficial ownership of these shares. Marc D. Miller has sole voting power with respect to these shares and Marc D. Miller disclaims beneficial ownership interest of the shares held by the 2002 Trust for the benefit of Abby Miller King (22,815) and the shares held by the 2002 Trust for the benefit of Marni Spencer (43,247).
(20)

Includes 258,630 shares held by The Alan B. Miller 2002 Trust. Warren Nimetz is the Trustee of the Trust and has sole voting power with respect to these shares. Mr. Nimetz disclaims any beneficial interest in the shares.

(21)	Excludes 9,810 shares in The Alan and Jill Miller Foundation.

(22)   Includes 184,500 shares of Class A Common Stock which are held by three sub-trusts (the “2017 Sub-Trusts”) for the benefit of certain of Alan B. Miller’s family members of which Marc D. Miller and Mr. Nimetz are trustees. Marc D. Miller has sole voting power with respect to these shares. Marc D. Miller disclaims beneficial ownership interest of shares held by the 2017 Sub-Trust for the benefit of descendants of Abby Miller King (61,500) and shares held by the 2017 Sub-Trust for the benefit of descendants of Marni Spencer (61,500). Mr. Nimetz disclaims beneficial ownership of all these shares. Warren Nimetz disclaims any beneficial interest in the shares.

(23)  Includes 500,000 shares held by the three 2020 Grantor Retained Annuity Trusts.  Alan B. Miller has sole dispositive power and sole voting power with respect to these shares.

Equity Compensation Plan Information

The table below provides information, as of the end of December 31, 2020, concerning securities authorized for issuance under our equity compensation plans.

Plan Category (1.)	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2.)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (excluding securities reflected in column (a)) (3.) (4.)
Equity compensation plans approved by security holders	8,238,966	$109.47	6,579,454
Total	8,238,966	$109.47	6,579,454

(1.)	Shares of Class B Common Stock.
(2.)

As of March 25, 2021, there were 10,127,436 options outstanding with a weighted-average exercise price of $116.94 and weighted average remaining term of 3.24 years.  In addition, there were 208,091 full-value shares outstanding as of March 25, 2021.  Additionally, as of March 25, 2021, there were 153,860 full-value restricted stock units outstanding.  The restricted stock units do not have any voting rights.

(3.)	As of March 25, 2021, the Company’s 2020 Omnibus Stock and Incentive Plan had 3,050,658 shares remaining for future issuance.
(4.)

For purposes of determining the remaining number of shares subject to the Company’s 2020 Omnibus and Stock Incentive Plan, each share underlying a stock option or SAR shall be counted as one (1) share, while all other awards, including full-value restricted stock or units, shall be counted as four (4) shares against the reserve balance for future issuance.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides for a Board of Directors of not fewer than three members nor more than nine members. The Board of Directors is currently comprised of seven members, and is divided into three classes, with members of each class serving for a three-year term. At each Annual Meeting of Stockholders, directors are chosen to succeed those in the class whose term expires at such Annual Meeting and, in the case of this Annual Meeting, directors will be elected as Class I directors. Under our Restated Certificate of Incorporation, holders of shares of our outstanding Class B and Class D Common Stock (voting together as a single class) are entitled to elect 20% (but not less than one) of the directors, currently two directors, one in Class II and one in Class III, and the holders of Class A and Class C Common Stock (voting together as a single class) are entitled to elect the remaining five directors, three in Class I, one in Class II, and one in Class III.

The persons listed below include our Board of Directors and nominees. The terms of the current Class I directors, Mr. Marc D. Miller, Ms. Eileen C. McDonnell, and Dr. Elliot J. Sussman, expire at the 2021 Annual Meeting. Mr. Marc D. Miller, Ms. McDonnell, and Dr. Sussman, have been nominated to be elected by the holders of Class A and C Common Stock. We have no reason to believe that any of the nominees will be unavailable for election; however, if either nominee becomes unavailable for any reason, the shares represented by the Proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The following information is furnished with respect to each of the nominees for election as a director and each member of the Board of Directors whose term of office will continue after the meeting.

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Business Experience	Director Since
DIRECTOR NOMINEES

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Business Experience	Director Since

Elliot J. Sussman, M.D.	I	A Common C Common	69	Chairman of The Villages Health. Former President and Chief Executive Officer of Lehigh Valley Hospital and Health Network from 1993 to 2010. A member of the Board of Directors of Yale New Haven Health System since 2011. Chair of Board of Directors of North East Medical Group, a wholly owned subsidiary of Yale New Haven Health System.	2018

Marc D. Miller	I	A Common C Common	50

Appointed as our Chief Executive Officer in January 2021 and continues to serve as President. Previously served as Senior Vice President and Co-Head of our Acute Care Division since 2007 and served as a Vice President since 2004. Also served in various roles in our Acute Care Division since 2003 and served in other management positions at various hospitals from 1999 to 2003. Currently serves as a member of the Board of Trustees of Universal Health Realty Income Trust and as a member of the Board of Directors of Premier, Inc. Son of Alan B. Miller, our Executive Chairman, and former Chief Executive Officer.

					2006

Eileen C. McDonnell	I	A Common C Common	58

Ms. McDonnell currently serves as Chairman and Chief Executive Officer of The Penn Mutual Life Insurance Company since her appointment in 2011. Ms. McDonnell joined Penn Mutual in 2008 and previously served as President of the company. She was also appointed to The Penn Mutual Board of Trustees in 2010. Ms. McDonnell also serves on the Board of Janney Montgomery Scott LLC, a wholly owned subsidiary of Penn Mutual. Ms. McDonnell also serves as a Director of the Insurance Federation of Pennsylvania, serves on the Corporate Council of Children’s Hospital of Philadelphia, and is a national advisor to Vision 2020, an initiative of Drexel University College of Medicine Institute for Women’s Health and Leadership.

					2013

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Business Experience	Director Since

DIRECTORS WHOSE TERMS EXPIRE IN 2022

Warren J. Nimetz	II	A Common C Common	64	Mr. Nimetz is a Partner at the law firm of Norton Rose Fulbright and has been an attorney since 1979. We utilized during the year ended December 31, 2020, and currently utilize, the services of Norton Rose Fulbright as outside counsel.	2018

Maria R. Singer	II	B Common D Common	47	Ms. Singer is Chief Operating Officer, Corporate Finance at Houlihan Lokey. She previously served as Managing Director and COO of Blackstone Advisory Partners from 2008-2015. She served in various roles at Lehman Brothers, Inc. from 2002-2008, including Senior Vice President, Office of the Chairman and Senior Vice President, Debt Capital Markets.	2020

DIRECTORS WHOSE TERMS EXPIRE IN 2023

Alan B. Miller	III	A Common C Common	83	Mr. Alan B. Miller, who had previously served as our Chief Executive Officer since our inception in 1978, stepped down from that role effective as of January 1, 2021 and assumed the role of Executive Chairman of the Board. Prior to 1978, Mr. Alan B. Miller was Chairman of the Board, Chief Executive Officer and President of American Medicorp, Inc. Mr. Alan B. Miller continues to serve as Chairman of the Board of Trustees, Chief Executive Officer and President of Universal Health Realty Income Trust. He is the Father of Marc D. Miller, a Director, and our Chief Executive Officer and President.	1978

Lawrence S. Gibbs	III	B Common D Common	49	Product Manager at AIG, artificial intelligence platform, since 2019. Previously served in various portfolio manager and chief investment officer roles including Chief Investment Officer at Erdos Capital and Portfolio Manager, Chief Investment Office at JP Morgan Chase Bank NA.	2011

See the “Corporate Governance” section for additional information about our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES AS DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected, and as a matter of good corporate governance, is requesting the ratification by the stockholders of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the year ending December 31, 2021. PricewaterhouseCoopers LLP has served as our independent registered public accountants since 2007. If a favorable vote is not obtained, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its stockholders.

PricewaterhouseCoopers LLP representatives will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

Vote Required

Ratification of the selection of the independent registered public accountants by the stockholders requires that affirmative “FOR” vote of the holders of a majority of the Class A, Class B, Class C and Class D Common Stock votes present in person or represented by proxy and entitled to vote on the matter. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Chief Executive Officer Transition in 2021

•	Effective January 1, 2021, Mr. Alan B. Miller was appointed Executive Chairman of the Board. He had previously served as Chairman of the Board and Chief Executive Officer since our inception in 1978.
•

Also effective as of January 1, 2021, Mr. Marc D. Miller was appointed Chief Executive Officer and President. He had served as President since May, 2009 and prior thereto served as Senior Vice President and co-head of our Acute Care Hospitals since 2007.  He was elected to our Board of Directors in 2006.

Our 2020 Performance and Highlights

•

The impact of the COVID-19 pandemic, which began during the second half of March, 2020, had a material unfavorable effect on our operations and financial results during 2020, before giving effect to the $413 million of revenues recorded during the year in connection with the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and other governmental grants.

•        As a result of the COVID-19 pandemic, patient volumes and results of operations at our acute care and behavioral health facilities were unfavorably impacted by various factors including, among other things, “shelter-in-place” orders or other similar restrictions mandated at various times by state and local governments, reluctance of individuals to seek medical care delivered in traditional venues, and increased costs of providing patient care including labor costs which have been pressured during the COVID-19 pandemic due to a shortage of clinicians and increased wage rates resulting from increased demand for those services.

•

In response to the unprecedented operational challenges created by the COVID-19 pandemic: our facilities and dedicated staff continued to diagnose and treat patients accurately, efficiently and compassionately while delivering critical care through an evolving environment; we quickly activated our Crisis Response infrastructure; implemented protocols consistent with new (and changing) federal, state and local guidelines; procured medical supplies through new sources and in bulk quantities and managed staffing challenges.

•        During 2020, our adjusted net income attributable to UHS (see footnote A. below) was $954.7 million, or $11.12 per diluted share, as compared to $891.8 million, or $9.99 per diluted share, during 2019.

•	Our net revenues increased 1.6% to $11.56 billion during 2020 as compared to $11.38 billion during 2019.
•

Net revenues at our acute care hospitals owned during both years increased 3.0% during 2020 as compared to 2019, including approximately $316 million of revenues recorded during 2020 in connection with CARES Act and other governmental grants. During 2020 at these facilities, adjusted admissions (adjusted for outpatient activity) decreased 15.2% and adjusted patient days decreased 5.5% as compared to 2019.

•	Net revenues at our behavioral health care facilities owned during both years increased 0.6% during 2020 as compared to 2019, including approximately $97 million of revenues recorded during 2020 in connection with CARES Act and other governmental grants. During 2020 at these facilities, adjusted admissions decreased 8.0% and adjusted patient days decreased 5.3% as compared to 2019.
•	We invested more than $480 million in our acute care division, and approximately $246 million in our behavioral health care division, to construct, expand, equip and improve our facilities.
•

Although the Company was resilient during 2020, as a result of the COVID-19 pandemic and its material unfavorable impact on our results of operations, no cash incentive bonuses were paid to any of our named executive officers pursuant to the Executive Incentive Plan for the year ended December 31, 2020.

•

In March of 2020, we changed our long-term incentive program and began awarding performance based equity to our named executive officers with 50% of the awards consisting of performance stock options with a premium exercise price.

A.

Adjusted net income and adjusted net income per diluted share for 2020 and 2019 were publicly disclosed and reconciled to our reported results for each year on the Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information, included with our earnings for the years ended December 31, 2020 and 2019, as filed on Form 8-K on February 25, 2021. Annex A contains a reconciliation of these non-GAAP financial measures to financial measurements determined in accordance with GAAP.

The following are a few of the quality and patient care highlights achieved in 2020:

Acute Care Services:

•	The Leapfrog Group evaluates hospitals efforts in protecting patients from harm and meeting national safety standards.
o	Eight of our acute care hospitals were awarded an “A” grade in the fall 2020 Leapfrog Hospital safety grade as follows:
▪	Aiken Regional Medical Center (5 consecutive “A” grades).
▪	Henderson Hospital (5 consecutive “A” grades).
▪	Northern Nevada Medical Center (6 consecutive “A” grades).
▪	South Texas Health System-Edinburg Regional Medical Center/Children’s Hospital (5 consecutive “A” grades).
▪	South Texas Health System-McAllen Medical Center (5 consecutive “A” grades).
▪	St. Mary’s Regional Medical Center (5 consecutive “A” grades).
▪	Temecula Valley Hospital (2 consecutive “A” grades).
▪	Texoma Medical Center (2 consecutive “A” grades).
o	Ten of our acute care hospitals were awarded a “B” grade in the fall 2020 Leapfrog Hospital safety grade.
•

The Leapfrog Group designated Temecula Valley Hospital and Northern Nevada Medical Center as Top General Hospitals (our facilities were 2 of only 29 hospitals to receive the designation), and Henderson Hospital as a Top Teaching Hospital (our facility was 1 of only 48 hospitals to receive the designation).

•

Newsweek, in collaboration with The Leapfrog Group recognized Corona Regional Medical Center, Lakewood Ranch Medical Center and South Texas Health System- Edinburg Regional Medical Center/Children’s Hospital as Best Maternity Hospital in the U.S.  The list includes 217 hospitals across 36 state that meet the highest standards for safety and quality for maternity care.

•

The Patient Safety Index 90 (“PSI-90”) is a composite of indicators created by the Agency for Healthcare, Research and Quality. The PSI-90 provides an overview of hospital level quality as it relates to a set of potentially preventable hospital related events associated with harmful outcomes for patients. For 2020, the Company’s acute care PSI 90 score of 0.86 was better than the national average of 0.99.
•

Risk-adjusted observed to expected mortality (“O:E Ratio”) is another commonly used method to assess acute care quality (an O:E Ratio of 1.0 represents the average mortality rate; less than 1.0 represents a better-than-expected mortality rate). The Company’s acute care 2020 O:E Ratio of 0.9685 compared favorably to the expected O:E Ratio.

•	Our acute care hospitals delivered nearly $2.2 billion in uncompensated care.

Behavioral Health Care Services:

•

The Centers for Medicare and Medicaid Services’ inpatient psychiatric facility quality reporting measures compare our behavioral health care facilities to approximately 1,600 providers in the U.S. Our 2019 behavioral health results exceed the average of the group in 12 out of 15 indicators.

•

The Joint Commission’s Core Measures for hospital-based inpatient psychiatric services quality compares our behavioral health care facilities to over 700 providers in the U.S.  The results indicate that, on a comparative basis, our behavioral health care facilities outperform the group in all four measures.

•        In 2020, patients in our behavioral health care facilities rated their overall care, on average, as 4.5 out of 5 in our patient satisfaction surveys. More than 91% indicated they felt better following care at one of our facilities.

Our Executive Officers

Marc D. Miller – Chief Executive Officer, President and Director:  Mr. Marc D. Miller was appointed Chief Executive Officer and President effective January 1, 2021.  He has served as President since May, 2009 and prior thereto served as Senior Vice President and co-head of our Acute Care Hospitals since 2007. He was elected a Director in May, 2006 and Vice President in 2005. He has served in various capacities related to our acute care division since 2000. He was elected to the Board of Trustees of Universal Health Realty Income Trust in December, 2008. He also serves as a member of the Board of Directors of Premier, Inc., a publicly traded healthcare performance improvement alliance.

Alan B. Miller – Executive Chairman of the Board:  Mr. Alan B. Miller was appointed Executive Chairman of the Board effective January 1, 2021.  He had been Chairman of the Board and Chief Executive Officer since our inception in 1978 and also served as President from inception until 2009. Prior thereto, he was President, Chairman of the Board and Chief Executive Officer of American Medicorp, Inc. He currently serves as Chairman of the Board, Chief Executive Officer and President of Universal Health Realty Income Trust.

Steve G. Filton – Executive Vice President, Chief Financial Officer and Secretary: Mr. Filton was elected Executive Vice President in 2017 and continues to serve as Chief Financial Officer since his appointment in 2003. He has also served as Secretary since 1999.  He had served as Senior Vice President since 2003, as Vice President and Controller since 1991, and as Director of Corporate Accounting since 1985.

Marvin G. Pember – Executive Vice President, President of Acute Care Division:  Mr. Pember was elected Executive Vice President in 2017 and continues to serve as President of our Acute Care Division since commencement of his employment with us in 2011.  He had served as Senior Vice President since 2011.  He was formerly employed for 12 years at Indiana University Health, Inc. (formerly known as Clarian Health Partners,

Inc.), a nonprofit hospital system that operates multiple facilities in Indiana, where he served as Executive Vice President and Chief Financial Officer.

Matthew J. Peterson – Executive Vice President, President of Behavioral Health Division:  Mr. Peterson’s employment with us commenced in September, 2019 as Executive Vice President and President of our Behavioral Health Division.  He was formerly employed at UnitedHealth Group for 11 years serving in various capacities including Chief Operating Officer for OptumGovernment, a health services and technology company, as well as various other Senior Vice President/Vice President roles.  In addition to his civilian business career, Mr. Peterson has served for nearly 30 years as a member of the United States Military, currently serving as a Colonel and hospital/healthcare administrator in the Air National Guard.

Compensation Philosophy and Objectives

Our compensation philosophy of aligning pay strongly with performance is grounded in best practices that are regulatory compliant, financially sound and provide long-term value to stockholders. Specifically, we:

•	Review peer group market data on an annual basis;
•	Discuss financial and operational performance rigorously in determining any base salary and incentive decisions;
•	Enforce maximums on incentive payments to limit undue risk;
•	Evaluate our compensation practices on an annual basis;
•	Retain an independent, outside consultant;
•	Do not provide plans generally outside of current market practices, and;
•	Do not offer excessive perquisites to our executives.

In designing our compensation programs for our named executive officers, we follow our belief that compensation should reflect the value created for stockholders while supporting our strategic business goals. In doing so, our compensation programs reflect the following objectives:

•	Compensation should encourage increases in stockholder value;
•	Compensation programs should support our short-term and long-term strategic business goals and objectives;
•	Compensation programs should reflect and promote our core values set forth in our mission statement, which includes commitment to excellence, high ethical standards, teamwork and innovation;
•	Compensation should reward individuals for outstanding performance and contributions toward business goals, and;
•	Compensation programs should enable us to attract, retain and motivate highly qualified professionals.

These objectives govern the decisions that the Compensation Committee of the Board of Directors (the “Compensation Committee”) and management of the Company make with respect to the amount and type of compensation payable to our named executive officers. The Compensation Committee believes that linking executive compensation to corporate performance results in a strong alignment of compensation with corporate business goals and stockholder value. This belief has been adhered to through the use of incentive pay programs that provide competitive compensation for achieving superior performance and creating value for stockholders.

Executives are rewarded commensurately for the achievement of specified business goals and performance objectives, which may increase the value of our stock. Our compensation programs are reviewed annually to ensure that these objectives continue to be met.

Compensation Setting Process

The Compensation Committee has traditionally taken into account the input and recommendations of our former Chairman and Chief Executive Officer, Mr. Alan Miller, with respect to our compensation programs, including the compensation arrangements with our named executive officers other than himself. The Compensation Committee believes that Mr. Alan Miller, due to his former role within the Company, his years of healthcare experience and other factors, as mentioned below, is a valuable resource to the Compensation Committee. Mr. Alan Miller attended certain Compensation Committee meetings by invitation, however, he did not have the right to vote on matters addressed by the Compensation Committee and he did not participate in the discussions with respect to his own compensation. Mr. Alan Miller conducted formal performance evaluations on an annual basis of the named executives who had direct reporting responsibility to him.

Unlike our other named executive officers, Mr. Alan Miller’s base salary, target annual bonus and certain perquisites are determined under his employment agreement. Please also refer to the discussion of Mr. Alan Miller’s employment agreement in the Chief Executive Officer Employment Agreement section of this Proxy Statement. In addition, the compensation setting process for Mr. Alan Miller varied from that of our other named executive officers because it was determined by the Compensation Committee without Mr. Alan Miller’s participation. The Compensation Committee, in determining Mr. Alan Miller’s compensation, took into account his former position as Chief Executive Officer, his role as a founder of our Company in 1978, his years of dedicated service and his expertise and reputation in the hospital management industry. The Compensation Committee also considered Mr. Alan Miller’s responsibilities in overseeing all of our Company’s businesses, operations, development and overall strategy and his role as the public face of our Company, which shaped our corporate image and identity. These factors differentiated Mr. Alan Miller from the other named executive officers.

In addition, during 2020 for Mr. Alan Miller and the Company’s other named executive officers, the Compensation Committee reviewed data prepared in December of 2019 by FW Cook that compared the Company’s executive compensation levels to data for comparable positions from two reference points: UHS peer group established and detailed in our 2019 proxy and a secondary reference of size-adjusted (by revenues) data from the broader general industry. Data for the peer reference were drawn from publicly filed proxies.  Data for the secondary reference were drawn from published compensation surveys by Willis Towers Watson and Aon covering a range of companies and industries. Data were compiled for all elements of compensation including base salary, annual incentive opportunity, and equity/long-term incentive awards. These data, as well as Company-specific factors including the prior year performance of our executives and the Company’s operating and stockholder return performance relative to our competitors, were considered by the Committee in determining 2020 compensation for Mr. Alan Miller and our other named executive officers. In light of the above factors, the Compensation Committee approved the base salary, annual cash incentive opportunity, and long-term compensation award to each of the named executive officers in 2020 and believed that the forms and amounts of compensation for each year adequately reflect our compensation goals and policies.  However, as discussed below, as a result of the COVID-19 pandemic and its material unfavorable impact on our results of operations, no cash incentive bonuses were paid to any of our executive officers pursuant to the Executive Incentive Plan for the year ended December 31, 2020.

Say on Pay Considerations

After undertaking our comprehensive review with FW Cook to identify potential performance-based equity award design alternatives, we modified our stock option award program.  It is currently intended, although not required by the terms of the 2020 Stock Incentive Plan, that a portion of the options awarded to the named executive officers of the Company will be exercisable at 110% of the fair market value on the date of grant. In 2020, we delivered 50% of our award value to named executive officers, including the Chief Executive Officer, in stock options with a premium exercise price of 10% above grant date market value.

Elements of Compensation

Our executive compensation is based on six primary components, each of which is intended to serve the overall compensation objectives. These components include:

•	annual base salary;
•	annual cash incentive;
•	long-term incentive awards, and;
•	deferred compensation, retirement benefits and other benefits, including perquisites.

Compensation Peer Group

•	Acadia Healthcare Company, Inc.
•	Brookdale Senior Living, Inc.
•	Community Health Systems, Inc.
•	DaVita, Inc.
•	Encompass Health Corporation
•	Genesis Healthcare, Inc.
•	HCA Healthcare, Inc.
•	Henry Schein, Inc.
•	Laboratory Corporation of America Holdings
•	Molina Healthcare, Inc.
•	Quest Diagnostics Incorporated
•	Select Medical Holdings Corporation
•	Tenet Healthcare Corporation

Annual Base Salary

Our annual base salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, our overall financial performance, the performance of each individual executive and general economic conditions.

In establishing the base salary for our named executive officers, various criteria are reviewed including the following:

•	the executive officer’s achievements, performance in his or her position with us, taking into account the tenure of service, the complexity of the position and current job responsibilities;
•	prior to 2021, Mr. Alan Miller’s recommendations as to the proposed base salary, other than his own;

•	company financial performance, and;
•	salaries of similar positions in our peer competitor companies and general industry comparisons.

For our named executive officers, an analysis was conducted in December of 2019 utilizing the most currently available proxy statements and financial results, as filed with the Securities and Exchange Commission, from thirteen comparable companies that make up our compensation peer group, in addition to survey data provided by FW Cook.  We believe these companies, which are indicated above, are comparable peer companies based upon the median revenues of this peer group, which were approximately $11.3 billion in December, 2019 when the competitive analysis was conducted, as compared to our 2020 revenues of approximately $11.6 billion:

For Mr. Alan Miller, his 2020 base salary exceeded the 90th percentile of the peer and general industry groups, due to his long tenure in the position, his value as the Company’s founder, his status within the healthcare industry and his performance.

For 2020, for our other named executive officers (excluding Mr. Alan Miller), we targeted the median (50th percentile) base salary paid by the peer companies (listed above), along with the median of broader general industry data, to establish our base market rate. We generally consider our base salaries to be competitive if they are approximately within a 15% range of the median market rate. For 2020, Mr. Marc Miller’s salary was within 20% of the respective actual median base salary market rates (as assessed relative to our peer and general industry groups).   Mr. Filton, Mr. Pember and Mr. Peterson’s salaries were within 15% of the data.  However, actual base salaries are not dictated solely by the median market rate. We also take into account an individual’s expertise, tenure in the position, responsibilities and achievements.

Annual Cash Incentives

Cash incentives for our named executive officers are awarded under the Executive Incentive Plan, which was adopted by our stockholders at our 2010 Annual Meeting and re-approved by our stockholders at our 2015 Annual Meeting. The Executive Incentive Plan is intended to support our efforts to attract, retain and motivate highly qualified senior management and other executive officers of the Company and its affiliates through the payment of performance-based incentive compensation. Annual incentive compensation may be awarded under the Executive Incentive Plan to our named executive officers and others as selected by the Compensation Committee for any calendar year. The Compensation Committee believes that the payment of cash incentives to our named executive officers under the Executive Incentive Plan is consistent with the objectives for our compensation programs by rewarding such officers for the achievement of specified business goals and performance objectives and that may increase the value of our stock.

The amount of an employee’s cash incentive award for a calendar year is based upon the employee’s target cash incentive and the extent to which the performance goal(s) applicable to the employee are achieved. For each calendar year, an employee’s target cash incentive will be equal to a fixed percentage of the employee’s base salary earned during the year.

The Compensation Committee establishes performance goals for the named executive officers using such business criteria and other measures of performance discussed herein and the Compensation Committee will establish objective performance goals based upon one or more of the following business criteria:

•	attainment of certain target levels of, or a specified increase in, after-tax or pre-tax profits;
•	attainment of certain target levels of, or a specified increase in, earnings per diluted share or adjusted earnings per diluted share, and;

•	attainment of certain target levels of, or a specified increase in, return on capital or return on invested capital.

In the case of an award intended to qualify as “performance-based compensation”, the applicable target cash incentive, performance goals and performance factors with respect to any calendar year will be established in writing by the Compensation Committee no later than 90 days after the commencement of that year. Promptly after the date on which the necessary financial or other information for a particular year becomes available, the Compensation Committee will determine the amount, if any, of the cash incentive compensation payable to each participant for that calendar year and will certify in writing prior to payment that the performance goals for the year were in fact satisfied. The maximum incentive award which any participant may earn under the Executive Incentive Plan for any calendar year shall not exceed $5 million. The Executive Incentive Plan provides the Compensation Committee with the discretion to establish higher or lower performance factors for levels of performance that are more or less than the target levels. Performance goals may be adjusted for changes in accounting methods, corporate transactions and other similar types of events.

On December 22, 2017, the President of the United States signed into law comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the “TCJA-17”).  TCJA-17 modifies Section 162(m) under the Code removing the exception for performance-based compensation applicable to years beginning after December 31, 2017.  This change does not apply to compensation stemming from contracts entered into on or before November 2, 2017, unless such contracts were materially modified on or after that date.  Compensation agreements entered into and share-based payment awards granted after this date will be subject to the revised terms of Section 162(m).

COVID-19 Pandemic:

The impact of the COVID-19 pandemic, which began during the second half of March, 2020, had a material unfavorable effect on our operations and financial results during the year ended December 31, 2020, before giving effect to the $413 million of revenues recorded during the year in connection with the CARES Act and other governmental grants.

In an effort to slow the spread of the disease, since March, 2020, at various times, most state and local governments mandated general “shelter-in-place” orders or other similar restrictions that require or strongly encourage social distancing and, face coverings, and that have closed or limited non-essential business activities. Some of these restrictions remain in place. Additionally, evidence suggests that individuals may be deciding to forego medical care delivered in traditional venues. These dynamics have manifested themselves in our hospitals in, among other ways, reduced emergency room visits, elective/scheduled procedures and acute and behavioral health patient days.

While such measures assisted in responding to the outbreak, self-quarantines, shelter-in-place orders, and suspension of voluntary procedures and surgeries had an adverse impact on the operations and financial position of health care provider systems due to increased costs (including labor costs which have been pressured during the COVID-19 pandemic due to a shortage of clinicians and increased wage rates resulting from increased demand for those services) and reduction in overall patient volumes. Despite these measures, there have been waves of escalated COVID-19 cases at various times in many states in the U.S., including many states in which we operate hospitals.

In March of 2020, due to the materially unfavorable impact that the COVID-19 pandemic was expected to have on our patient volumes and results of operations during the year ended December 31, 2020, the Compensation Committee deferred approval of the specific formula for the determination of the target annual cash incentive for our executive officers pursuant to the Executive Incentive Plan. Since the unfavorable impact that the

COVID-19 pandemic had on our results of operations persisted throughout 2020 and into early 2021, there was no specific target formula approved by our Compensation Committee for the 2020 year pursuant to the Executive Incentive Plan.

As a result of the COVID-19 pandemic and its material unfavorable impact on our results of operations, no cash incentive bonuses were paid to any of our named executive officers pursuant to the Executive Incentive Plan for the year ended December 31, 2020.

Annual Cash Incentive Formula and Performance Goals:

Although, as discussed above, no specific target formula was approved for the 2020 year to the COVID-19 pandemic, and no cash incentive bonuses were paid to any of our named executive officers pursuant to the Executive Incentive Plan, typically, the Compensation Committee approves the specific formula for the determination of the target annual cash incentive compensation for our named executive officers pursuant to the Executive Incentive Plan with respect to each year ending December 31st.  Under the formulae typically approved by the Compensation Committee, each of the Company’s executive officers is assigned a percentage of such executive officer’s base salary as a target bonus to be paid based on pre-specified performance criteria.

On March 17, 2021, the Compensation Committee approved specific bonus formulae for the determination of annual incentive compensation for the Company’s executive officers pursuant to the Executive Incentive Plan (the “Plan”) for the year ending December 31, 2021. Under the formulae approved by the Compensation Committee, each of the Company’s named executive officers was assigned a percentage of such executive officer’s 2021 base salary as a target bonus based upon corporate performance criteria. The corporate performance criteria target bonus award indicated below for Mr. Marc D. Miller is stipulated in his employment agreement dated December 23, 2020, which became effective on January 1, 2021.

Mr. Alan B. Miller, who previously served as our Chief Executive Officer and Chairman of the Board of Directors, transitioned to the role of Executive Chairman of the Board of Directors effective January 1, 2021. As part of his compensation in connection with his role as Executive Chairman of the Board, Mr. Alan B. Miller may be entitled to bonuses and other compensation (including annual incentive bonuses) as may be determined by the Board of Directors.

The following table shows each executive officer’s corporate performance criteria target bonus as a percentage of their base salary for 2021. With respect to Messrs. Marc D. Miller and Steve G. Filton, 100% of their annual incentive bonus for 2021 will be determined using the corporate performance criteria, as described below. With respect to Messrs. Pember and Peterson, their 2021 annual incentive bonus will be determined utilizing: (i) 25% of their annual salary based upon the achievement of the corporate performance criteria, and; (ii) 75% of their annual salary based upon the achievement of the divisional income targets, as described below.

Name	Title	Target Incentive Bonus Award as a % of salary
Marc D. Miller	Chief Executive Officer and President	100%
Steve G. Filton	Executive Vice President and Chief Financial Officer	50%
Marvin G. Pember	Executive Vice President and President-Acute Care Division	50%
Matthew J. Peterson	Executive Vice President and President-Behavioral Health Division	50%

As part of our peer company compensation review for executive officers as discussed above in Annual Base Salary, we also target the median (50th percentile) market rate from our healthcare peers and the broader general industry data when determining each officer’s target annual incentive. Actual cash incentive awards, however, appropriately vary from this targeted level based upon performance, consistent with our pay for performance philosophy, and are detailed in the Summary Compensation Table in this Proxy Statement. The Compensation Committee believes that the annual incentive opportunities offered to our named executive officers are appropriate to facilitate our ability to attract, retain, motivate and reward our named executive officers, and that actual incentive payouts appropriately reflect the Company’s performance.

Pursuant to the Plan and the formulae approved by the Committee, each named executive officer will be entitled to receive between 0% and 250% of that executive officer’s target bonus based, either entirely or in part, on the Company’s achievement of a combination of: (i) a specified range of target levels of adjusted net income per diluted share attributable to UHS (as set forth in our Proxy Statement), and; (ii) a specified range of target levels of return on capital (adjusted net income attributable to UHS divided by quarterly average net capital) for the year ending December 31, 2021. The adjusted net income per diluted share attributable to UHS generally excludes, among other things, the impact of items, if applicable, that are nonrecurring or non-operational in nature including items such as, but not limited to, the impact of gains/losses on sales of assets and businesses, reserves for legal settlements and judgments, impairments of long-lived and intangible assets, the impact of unrealized gains/losses resulting from changes in the market value of shares of certain marketable securities held for investment and classified as available for sale, the impact on our provision for income taxes and net income attributable to UHS resulting from the adoption of ASU 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”, and other material amounts that may be reflected in our financial statements that relate to prior years.

The divisional income targets consist of the projected aggregate pre-tax income for our Acute Care and Behavioral Health Services segments, net of deductions for the allocation of corporate overhead expenses and a charge for the estimated cost of capital. The divisional income targets generally exclude, among other things, the impact of amounts that may be nonrecurring or non-operational in nature or amounts that may be reflected in the current year financial statements that relate to prior years. The divisional income targets may be adjusted to include the impact of acquisitions or divestitures made during the year, if material.

To the extent that the actual divisional results exceeded the targets, Messrs. Pember and Peterson are entitled to 75% of the following (as applied to their annual base salary) as the portion of their annual bonus that is based upon divisional income targets: (i) 25% if actual results meet divisional income targets; (ii) 50% if actual results exceed divisional income targets by the greater of 5% or $10 million; (iii) 75% if actual results exceed divisional income targets by the greater of 10% or $20 million, and; (iv) 100% if actual results exceed divisional income targets by the greater of 15% or $30 million.

In determining the corporate and divisional performance criteria, various factors are considered, including the projected revenue and earnings growth over the prior year. Since the value received by stockholders is measured, in large part, by an increase in stock price, which is in turn typically influenced by increases in revenues and earnings, our performance criteria are established at reasonably aggressive levels to encourage the attainment of our financial objectives which, if accomplished, may result in an increase to our stock price and increased value to stockholders. As mentioned above, the corporate performance criteria are established annually (except for 2020) and the Target of adjusted net income per diluted share attributable to UHS directly correlates to our annual earnings guidance that is typically publicly disclosed by us during the first quarter of each year. The divisional performance criteria are also established annually and represent each division’s respective portion of the corporate performance criteria.

The performance goals related to the Executive Incentive Plan, as outlined above, are generally based upon the achievement of our business plan financial objectives. Performance goals are established at reasonably aggressive levels to encourage and motivate executive performance and attainment of our financial objectives.

For a further description of the cash incentives and other elements of compensation granted to our named executive officers for 2020, 2019 and 2018, please refer to the Summary Compensation Table in this Proxy Statement.

Long-Term Incentives

The Compensation Committee believes that the grant of equity-based, long-term compensation, primarily in the form of stock options and restricted shares, to our named executive officers is appropriate to attract and retain such individuals and to motivate them to enhance stockholder value.

Further, long-term incentive awards reward individuals for their performance and achievement of business goals. The Compensation Committee believes that our best interests will be advanced by enabling our named executive officers, who are responsible for our management, growth and success, to receive compensation in the form of long-term incentive awards that may increase in value in conjunction with an increase in the value of our common stock.

As is the case with respect to base salaries, a number of factors are taken into account in calibrating grants of long-term incentive awards, including an individual’s performance in light of his or her position, responsibilities and contribution to our financial performance. In addition, the Compensation Committee takes into account an individual’s potential contribution to our growth and productivity. In determining appropriate long-term incentive grants, there is no other predetermined formula, factors or specified list of criteria that is followed.

For a description of the long-term incentive awards granted to our named executive officers for 2020, please read the Summary Compensation Table and the Grants of Plan-Based Awards Table included in this Proxy Statement.

Stock options.    Our Third Amended and Restated 2005 Stock Incentive Plan (the “Stock Incentive Plan”), as amended in 2008, 2011, 2015 and 2017, provided for the issuance of options to purchase shares of our Class B Common Stock at an exercise price equal to the fair market value on the date of grant. The Stock Incentive Plan was intended to provide a flexible vehicle through which we could offer equity-based compensation incentives to our named executive officers and other eligible personnel in support of our compensation objectives.

In May, 2020 at our Annual Meeting, the stockholders approved the 2020 Omnibus Stock and Incentive Plan (“2020 Stock Incentive Plan”), and as a result, as of that date, no additional awards were granted under the Stock Incentive Plan and the reserve for shares that were remaining for future issuance was cancelled. The 2020 Stock Incentive Plan provides for the issuance of incentive stock options and non-qualified stock options to purchase shares of our Class B Common Stock, including awards of performance-based stock options with premium exercise prices.  Additionally, the 2020 Stock Incentive Plan authorizes awards of restricted stock and restricted stock units, as discussed below, stock appreciate rights and restricted stock units and awards intended to be performance-based awards.

Typically, option awards are granted by the Compensation Committee on specific dates that are scheduled in advance, which generally coincide with regularly scheduled meetings of the Compensation Committee and the Board of Directors. There is no separate policy with respect to the timing of option awards to our named executive officers. Typically, option awards are granted to our named executive officers at the same time as option awards are granted to our other employees. In certain circumstances, such as new hires or promotions, option awards are granted separately by the Compensation Committee or our Chief Executive Officer and Chief Financial Officer who are duly authorized by the Compensation Committee.

Subject to the provisions of the 2020 Stock Incentive Plan, the Compensation Committee has the responsibility and full power and authority to select the persons to whom awards will be made, to prescribe the terms and conditions of each award and make amendments thereto, to construe, interpret and apply the provisions of the Stock Incentive Plan and of any agreement or other instrument evidencing an award and to make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Stock Incentive Plan.

Stock options have such vesting and other terms and conditions as the Compensation Committee, acting in its discretion, may determine. Generally, grants of stock options vest in equal amounts over four years, are scheduled to expire on the fifth anniversary of the date of grant and, unless otherwise determined, employees must be employed by us for such options to vest. We do not have any plan to select option grant dates for our named executive officers in coordination with the release of material non-public information. The exercise price per share of Class B Common Stock covered by an option shall be any price determined by the Compensation Committee, but may not be less than 100% of the fair market value of the underlying Class B Common Stock on the date of grant. The exercise price of incentive stock options shall not be less than 110% of the fair market value on the date of grant if the optionee owns, directly or indirectly, stock possessing more than 10% of the voting power of all classes of our stock.  For purposes of the 2020 Stock Incentive Plan, unless otherwise determined by the Compensation Committee, the fair market value of a share of Class B Common Stock as of any given date is the closing sale price per share reported on a consolidated basis for securities listed on the principal stock exchange or market on which the Class B Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the next day on which a sale was reported.

2020 Stock Option Awards: After giving consideration to comments received from investors in 2019 that our equity award program could be enhanced by including performance-based equity awards, and after undertaking a comprehensive review with our third-party compensation consultant (FW Cook) to identify potential performance-based equity award design alternatives, we decided to modify our stock option award program in 2020. It is intended by our Compensation Committee, although not required by the terms of the 2020 Stock Incentive Plan, that a portion of the options awarded to the named executive officers of the Company will be exercisable at 110% of the fair market value on the date of grant. Beginning in March of 2020, we have delivered 50% of the award value to our named executive officers, including Mr. Alan B. Miller (our Chief Executive Officer prior to January 1, 2021) and Mr. Marc D. Miller (our Chief Executive Officer effective as of January 1, 2021), in stock options with a premium exercise price of 10% above grant date market value.

In March of 2020, Mr. Alan B. Miller made recommendations to our Compensation Committee with respect to stock option and stock premium stock option (issued at 110% of the fair market value on the date of grant) awards to our named executive officers (except for himself) and other eligible employees. The number of stock options awarded to each of our named executive officers during March of 2020 were as follows: Alan B. Miller (295,000 stock options and 349,399 stock premium stock options); Marc D. Miller (50,000 stock options and 59,220 stock premium stock options); Steve G. Filton (35,000 stock options and 41,454 stock premium stock options),  Marvin G. Pember (35,000 stock options and 41,454 stock premium stock options), and; Matthew J. Peterson (25,000 stock options and 29,610 stock premium stock options).

In determining the number of options to award to our named executive officers, the Compensation Committee considered Mr. Alan B. Miller’s recommendations and took into account individual performance in light of a named executive officer’s position, responsibilities and contribution to our financial performance as well as his potential contribution to our growth and productivity. In addition, the Compensation Committee also reviewed and considered the compensation data and competitive performance data prepared by FW Cook in early 2020, including stock-based compensation, and reviewed historical company practices with respect to stock option and long-term incentive awards).

Restricted Stock Awards and Restricted Stock Units.    The Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan (the “Restricted Stock Plan”), which was administered by the Compensation Committee, provided for the grant of shares of our Class B Common Stock to eligible personnel for a purchase price equal to par value. Shares of our Class B Common Stock could be granted under the Restricted Stock Plan to any of our employees or consultants. Historically, our restricted grants have had a scheduled vesting period ranging from one to five years.

As mentioned above, our 2020 Incentive Plan was approved by our shareholders in May of 2020, and as of that date, the Restricted Stock Plan was cancelled and no additional awards will be granted under the Restricted Stock Plan.  The reserve for shares remaining for future issuance under the Restricted Stock Plan was cancelled at that time.

Vesting conditions on shares or units issued under the 2020 Incentive Plan may consist of continuing employment for a specified period of time following the purchase date. Alternatively, or in addition, vesting may be tied to the satisfaction of specific performance objectives established by the Compensation Committee based upon any one or more of the business criteria used in determining the bonuses for our named executive officers, as mentioned above. We have the right to repurchase the shares for the same purchase price (par value) if specified vesting conditions are not met.

The Compensation Committee believes restricted stock awards and restricted stock units, at times, can be effective in achieving our compensation objectives because it provides employees with a strong retention incentive and aligns the value of the award or unit with our stock price performance.  The Compensation Committee may provide that Restricted Stock Awards and Restricted Stock Units shall earn dividends or dividend equivalents (payable in cash or additional shares, or a combination of cash and shares), however, dividends or dividend equivalents may not be paid with respect to any award or unit until vesting requirements are satisfied.  Generally, holders of restricted stock and restricted stock units receive dividend equivalents which are subject to vesting in line with the underlying award to which they relate. We do not have any plan to select restricted stock award or restricted stock unit grant dates for our named executive officers in coordination with the release of material non-public information.

Contractual Restricted Stock and Cash Awards to Mr. Alan B. Miller (prior to 2021).  Prior to his transition from Chief Executive Officer to Executive Chairman of the Board, effective as of January 1, 2021, pursuant to his 2013 employment agreement, as amended in November, 2018, Mr. Alan B. Miller was entitled to: (i) an annual grant of restricted stock having a minimum value of $1.0 million (14,774 shares of restricted stock granted in March of 2020 with a grant date market price of $67.69 per share), and; (ii) a minimum annual cash award of $1 million (paid in March of 2020). There are no such awards stipulated in Mr. Alan B. Miller’s employment agreement dated December 23, 2020, which became effective on January 1, 2021.

Deferred Compensation

Our Deferred Compensation Plan, which is subject to the applicable provisions of Internal Revenue Code Section 409A, provides that eligible employees may elect to defer a portion of their base salary and bonus award into deferred compensation accounts that accrue earnings based upon the selection of available investment options. Under the Deferred Compensation Plan, an employee is deemed eligible if their base compensation for 2020 was $130,000 or higher and they are performing duties in a qualified position. The base compensation threshold is adjusted from time-to-time for cost-of-living increases. Pursuant to the terms of the Deferred Compensation Plan, the minimum annual amount that can be deferred is 1% of an employee’s base salary. No more than 50% of an employee’s base salary or 95% of an employee’s annual bonus may be deferred under the Deferred Compensation Plan in any calendar year. Employees may allocate a portion of their deferred compensation to be distributed in a lump sum or installments to begin at retirement or a scheduled distribution date. The available investment options consist of certain mutual funds which include: (i) conservative (e.g. money markets or bonds); (ii) moderately conservative (e.g. balanced funds), and; (iii) aggressive (e.g. domestic and international equity).

Our obligation to make payments of amounts credited to participants’ deferred compensation accounts is a general unsecured obligation. In addition, under the Deferred Compensation Plan, we may make discretionary contributions on behalf of an eligible employee. Since inception of the Deferred Compensation Plan, we have not made any discretionary contributions on behalf of employees. Three of our named executive officers deferred a portion of their base salary and/or bonus paid during 2020 to the Deferred Compensation Plan. The Compensation Committee believes that, by offering an alternative savings vehicle for our named executive officers, the Deferred Compensation Plan supports our objectives to attract, retain and motivate talented personnel.

For a further description of the Deferred Compensation Plan, please refer to the Nonqualified Deferred Compensation table and the narrative discussion included in this Proxy Statement.

Retirement Benefits

Our retirement benefits consist of our Executive Retirement Income Plan, Supplemental Executive Retirement Income Plan and a 401(k) plan. These plans are designed in combination to provide an appropriate level of replacement income upon retirement. The Compensation Committee believes that these retirement benefits provide a balanced and competitive retirement program and support our objectives to attract, retain and motivate talented personnel.

Supplemental Executive Retirement Income Plan (“SERIP”).   In July 2018, the Board of Directors adopted the SERIP.  Pursuant to the terms of this plan, a select group of management or other highly compensated employees may be designated as plan participants. Our SERIP, which is subject to the applicable provisions of Internal Revenue

Code Section 409A, provides eligible employees with annual employer contributions which are entirely at the Company’s discretion. Generally, each annual contribution vests on the earlier of: (i) the 5th anniversary of the date of funding to the participant’s account, or; (ii) the participant attaining the qualified age of retirement (either age 62 or 65, as stipulated in the SERIP).  The SERIP also provides for discretionary alternative vesting schedules for certain supplemental discretionary contributions made on an individual basis.  Upon attaining the plan’s qualified age of retirement, distributions are paid in 10 annual installments to the participant.  Distributions due to events other than retirement are paid in a lump sum.  Our obligation to fund payments to participants’ accounts pursuant to the SERIP is a general unsecured obligation. Four of our named executive officers are participants in the SERIP.

In 2018, upon commencement of the SERIP, certain participants of the ERIP, who had not yet approached their qualified age of retirement, were given the option to remain in the ERIP or convert their participation into the SERIP. ERIP participants that elected to convert to the SERIP have been provided with an unfunded, lump sum conversion balance that was credited to the participant’s SERIP account. The unfunded ERIP conversion balances transferred to the SERIP, which were computed based upon the participant’s 2017 salary and will remain permanently unchanged after conversion, are payable over 60 monthly installments, if the participant attains their qualified age of retirement, as previously stipulated in the ERIP. If the participant does not attain their qualified age of retirement, the ERIP conversion balance is forfeited unless the Board of Directors, in its full discretion, determined otherwise. For ERIP participants who elected to convert to the SERIP, their participation in the ERIP was terminated upon conversion and no future benefits will be earned pursuant to the ERIP. SERIP participants who converted from the ERIP are entitled to future benefits pursuant to the terms of the SERIP.

Executive Retirement Income Plan (“ERIP”).    In October 1993, the Board of Directors adopted the ERIP, which was subsequently closed to new participants effective January 1, 2015. Pursuant to the terms of the ERIP, certain management or other highly compensated employees, who had been previously designated as plan participants by our Board of Directors prior to December 31, 2014, and who had completed at least 10 years of active employment with us, may receive retirement income benefits.

Subject to certain conditions, the monthly benefit is payable to a participant who retires after he or she reaches age 62 (applicable to participants added to the ERIP before 2008) or age 65 (applicable to participants added to the ERIP after January 1, 2008). The benefit is equal to 3% of the employee’s average monthly base salary over the three years preceding retirement multiplied by the number of qualified years (not to exceed 10) of the participant’s employment with us. Payment of the benefit will be made in 60 monthly installments following the participant’s retirement date. If a participant’s employment with us is terminated prior to their qualified age of retirement, no ERIP benefits will be payable unless the Board of Directors, in its full discretion, determines otherwise. In 2018, certain participants were transferred to the SERIP and were provided with an unfunded, lump sum conversion balance pursuant to the SERIP, as discussed above.  One of our named executive officers remains a participant in the ERIP.

For a further description of the SERIP and ERIP, please refer to the Pension Benefits included in this Proxy Statement.

401(k) Plan.    We maintain a 401(k) plan for all employees, including our named executive officers, as an additional source of retirement income. Pursuant to the 401(k) plan, in 2020, we made matching contributions (subject to highly compensated employee limits set by the Internal Revenue Code) to the 401(k) plan of approximately $67 million. All of the named executive officers participated in the 401(k) plan in 2020. Accordingly, we made matching contributions equal to $8,550 to the 401(k) plan for each of the participating named executives.

Benefits

Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans, all of which the Compensation Committee believes are commensurate with plans of other similarly situated public companies in the hospital management industry.

Company Aircraft.    We have a partial ownership interest in a fixed wing aircraft that is available for business purpose use by members of our management team, including our named executive officers, and for personal use by Mr. Alan Miller, as stipulated in his employment agreement. When the aircraft is utilized for personal purposes by Mr. Alan Miller and/or his family members, the incremental costs incurred, including the regular hourly charges, variable fuel charges and associated fees and taxes, are directly reimbursed to us by Mr. Alan Miller and therefore no imputed amounts are included in the Summary Compensation Table.

Automobile.    Mr. Alan Miller utilizes his automobiles for both business and personal purposes. During 2019, we paid 100% of the cost of a new vehicle purchased for Mr. Miller. Included in the Summary Compensation Table in “All other compensation” for 2020, is $23,075 related to the lease value as determined by the IRS, maintenance and fuel costs paid by the Company deemed to be related to his personal vehicle use.

Reimbursement of Relocation Expenses.    In the normal course of business, in an effort to satisfy our staffing needs with high-quality personnel and/or support the career development of an employee by enabling them to assume a position of broader scope and complexity, we may need to place an executive in a position in a geographic location which differs from that in which the individual resides. The relocation benefits for our executives are patterned on standard industry practices and are competitive in design. The provisions for relocation benefits are the same for several of the top layers of management and consistently administered. Included in the relocation benefits are reimbursements or direct payment to vendors for expenses that include items like a short duration house hunting trip, movement of household goods and personal items, short duration of interim living expenses and certain closing costs for the sale and purchase of a house. Relocation reimbursement that is taxable to the individual is typically grossed-up to cover the resulting incremental income tax expense. During 2020, we paid certain relocation expenses, including income tax gross-ups, for Mr. Peterson as disclosed on the Summary Compensation Table contained in this proxy statement.

Other Perquisites.    From time to time, we make tickets to cultural and sporting events available to our employees, including our named executive officers, for business purposes. If not utilized for business purposes, the tickets are made available to our employees, including our named executive officers, for personal use.

Split-Dollar Life Insurance Agreements.    In December 2010, our Board of Directors approved the Company’s entering into supplemental life insurance plans and agreements on the lives of our Executive Chairman and his wife. As a result of these agreements, as amended in October 2016, based on actuarial tables and other assumptions, during the life expectancies of the insureds, we would pay approximately $28 million in premiums, and certain trusts owned by our Executive Chairman, would pay approximately $9 million in premiums. Based on the projected premiums mentioned above, and assuming the policies remain in effect until the death of the insureds, we will be entitled to receive death benefit proceeds of no less than approximately $37 million representing the $28 million of aggregate premiums paid by us as well as the $9 million of aggregate premiums paid by the trusts. In connection with these policies, we paid approximately $1.1 million in premium payments during 2020 and 2019.

Based on these projections, which are subject to the achievement of certain investment income and life expectancy assumptions, the total economic pre-tax cost to the Company (which includes the projected cost of capital net of the income resulting from the Company’s expected future receipt of the $9 million of premiums paid by the Trusts) would be approximately $10 million over the life expectancies of the insureds. We estimate that our share of the premium payments due on these policies will approximate $1.0 million in 2021 and decrease annually to approximately $200,000 over the life expectancies of the insureds. Our aggregate premium payments (as well as the Trust’s) are expected to be repaid to us utilizing the death benefit proceeds.

The Compensation Committee has determined to offer the above-described fringe benefits and perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive. In determining the total compensation payable to our named executive officers, for a given fiscal year, the Compensation Committee considers such fringe benefits and perquisites. However, with the exception of the above-mentioned split dollar life insurance agreements related to Mr. Alan B. Miller, given the fact that such other fringe benefits and perquisites, which are available to our named executive officers, represent a relatively insignificant portion of their total compensation, they do not materially influence the decisions made by the Compensation Committee with respect to other elements of each individual’s total compensation. For a further description of the fringe benefits and perquisites received by our named executive officers during 2020, please refer to the All Other Compensation table included in this Proxy Statement.

Rewards/Compensation Risk Analysis:    As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The review found that there were no excessive risks encouraged by the Company’s reward programs and the rewards programs do not produce payments that have a material impact on the financial performance of the organization. Approximately 800 employees (including the named executive officers) of our approximate 62,800 full-time employees in the U.S. and U.K. (comprising approximately 1.3% of our full-time employees) have incentive plans that entitle those individuals to larger bonus awards if profitability increases. However, although the plans are based on profitability, the bonus awards for these employees are capped at specific award levels (typically at 125% or less of base salary). Therefore, should our profitability increase, even by significant amounts, we do not believe the additional aggregate bonus awards would have a material unfavorable impact on our future results of operations.

Tax Considerations

Our chief executive officer, our chief financial officer and the next three most highly compensated officers are referred to herein as the named executive officers. For years beginning prior to January 1, 2018, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) placed a limit of $1 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our named executive officers with the exception of our chief financial officer. However, performance-based compensation that met certain requirements is excluded from this $1 million limitation.

On December 22, 2017, the President of the United States signed into law comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the “TCJA-17”).  TCJA-17 modifies Section 162(m) by (1) expanding which employees are considered covered employees by including the chief financial officer applicable to years beginning after December 31, 2017, (2) providing that if an individual is a covered employee for a year beginning after December 31, 2016, the individual remains a covered employee for all future years, and (3) removing the exceptions for performance-based compensation applicable to years beginning after December 31, 2017.  These changes do not apply to compensation stemming from contracts entered into on or before November 2, 2017, unless such contracts were materially modified on or after that date.  Compensation agreements entered into and share-based payment awards granted after this date will be subject to the revised terms of Section 162(m).

In reviewing the effectiveness of the executive compensation program, the Compensation Committee considers the anticipated tax treatment to us and to the named executive officers of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the Compensation Committee’s control. For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee did not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Code and had not adopted a policy requiring all compensation to be deductible.

Summary

The foregoing discussion describes the compensation objectives and policies that were utilized with respect to our named executive officers during 2020. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods that the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management; and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Eileen C. McDonnell (Chairperson)

Lawrence S. Gibbs

Elliot J. Sussman, M.D.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors is composed of Eileen C. McDonnell, Lawrence S. Gibbs and Elliot J. Sussman. All the members of the Compensation Committee are independent directors and no member has ever been one of our officers or employees or had a relationship with us that required disclosure.

SUMMARY COMPENSATION TABLE

The following table sets forth certain compensation information for our Chief Executive Officer, our Chief Financial Officer and the other most highly compensated executive officers for services rendered to UHS and its subsidiaries during the past three fiscal years. We refer to these officers collectively as our named executive officers:

Name and principal position	Year	Salary (7.) ($)	Bonus ($)		Grant Date Fair Value Stock Awards (1.) ($)	Grant Date Fair Value Option Awards (2.) ($)	Non-Equity Incentive Plan Compensation (3.) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (4.) ($)	All other compen- sation (9.) ($)	Total ($)
Alan B. Miller, Executive Chairman (8.)	2020	$1,446,473	$1,000,000	(5.)	$1,000,052	$8,603,615	$0	$44,826	$1,151,248	$13,246,214
	2019	1,700,065	1,000,000	(5.)	1,000,057	17,956,614	1,564,060	44,520	1,207,924	24,473,240
	2018	1,665,064	1,000,000	(5.)	1,500,062	16,616,760	1,531,859	43,044	1,232,094	23,588,883
Marc D. Miller, Chief Executive Officer and President (8.)	2020	$823,020	$0		$0	$1,458,238	$0	$49,519	$15,220	$2,345,997
	2019	825,318	0		0	3,043,494	493,540	47,164	15,697	4,425,213
	2018	786,068	0		0	2,816,400	470,069	333,951	16,511	4,422,999
Steve G. Filton, Executive Vice President, Chief Financial Officer and Secretary	2020	$652,613	$0		$0	$1,020,766	$0	$39,656	$18,043	$1,731,078
	2019	660,938	0		0	2,130,446	304,031	38,154	18,251	3,151,820
	2018	635,903	0		0	1,971,480	292,515	185,536	17,743	3,103,177
Marvin G. Pember, Executive Vice President and President, Acute Care Division	2020	$679,177	$0		$0	$1,020,766	$0	$41,621	$17,549	$1,759,113
	2019	693,686	0		0	2,130,446	209,840	40,185	19,159	3,093,316
	2018	669,706	0		0	1,971,480	202,586	178,885	18,247	3,040,904
Matthew J. Peterson, Executive Vice President and President, Behavioral Health Division	2020	$576,397	$0		$0	$729,119	$0	$10,247	$150,492	$1,466,255
	2019	170,775	100,000	(6.)	0	1,493,045	0	0	61,915	1,825,735
	2018	N/A	N/A		N/A	N/A	N/A	N/A	N/A	N/A

(1.)

Prior to his transition from Chief Executive Officer to Executive Chairman of the Board, effective as of January 1, 2021, pursuant to his 2013 employment agreement, as amended in November, 2018, Alan B. Miller was entitled to an annual grant of restricted stock having a minimum value of $1.0 million.  There are no such awards stipulated in Alan B. Miller’s employment agreement dated December 23, 2020, which became effective on January 1, 2021.  Amounts represents the grant date fair value of award made to Alan B. Miller during 2020, 2019 and 2018 under the 2010 Amended and Restated Employees’ Restricted Stock Purchase Plan (the “2010 Plan”). The 2020 and 2019 awards are scheduled to vest ratably over a two-year period.  The 2018 awards are scheduled to vest ratably over a four-year period. Dividends declared by the Company are paid with respect to outstanding shares of restricted stock.

(2.)

Amounts in 2020 represent the aggregate fair value of options granted at the market price on the date of grant (grant date fair value of $14.58) and options granted at 110% of the market price on the date of grant (grant date fair value of $12.31).  Amounts in 2019 and 2018 for Alan B. Miller, Marc D. Miller, Steve G. Filton and Marvin G. Pember represent grant date fair value of $30.43 in 2019, and $28.16 in 2018. For Matthew J. Peterson, 2019 amount represents grant date fair value of $29.86 for an award made in September of 2019 upon commencement of his employment. All options granted in 2020, 2019 and 2018 were awarded pursuant to our Amended and Restated 2005 Stock Incentive Plan. For the assumptions used for the fair value valuations, please refer to Note 5—Common Stock, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the years ended December 31, 2020, 2019 and 2018.

(3.)

Reflects the dollar value of annual bonuses earned during each of the last three years pursuant to the terms of our Executive Incentive Plan. As discussed above in Executive Compensation Discussion and Analysis-Annual Cash Incentives, in March of 2020, due to the materially unfavorable impact that the COVID-19 pandemic was expected to have on our patient volumes and results of operations during the year ended December 31, 2020, the Compensation Committee deferred approval of the specific formula for the determination of the target annual cash incentive bonuses for our executive officers pursuant to the Executive Incentive Plan. Since the unfavorable impact that the COVID-19 pandemic had on our results of operations persisted throughout 2020 and into 2021, there was no specific target formula approved by our Compensation Committee for the 2020 year pursuant to the Executive Incentive Plan. As a result of the COVID-19 pandemic and its material unfavorable impact on our results of operations, no cash incentive bonuses were paid to any of our executive officers pursuant to the Executive Incentive Plan for the year ended December 31, 2020.  In March of 2020 (for 2019) and March of 2019 (for 2018), our Compensation Committee approved annual cash incentive bonuses pursuant to the Executive Incentive Plan. For 2019 and 2018, as a percentage of each individual’s annual base salary, the bonus amounts earned were as follows: Alan B. Miller 92% in each of 2019 and 2018; Marc D. Miller 60% in each of 2019 and 2018; Steve G. Filton 46% in each of 2019 and 2018; Marvin G. Pember 30% in each of 2019 and 2018. Matthew J. Peterson’s employment commenced in September of 2019 and he was therefore not eligible for a 2019 bonus.

(4.)

These amounts represent the aggregate change in pension value for each named executive in 2020, 2019 and 2018 pursuant to the Executive Retirement Income Plan or the Supplemental Executive Retirement Income Plan, as disclosed herein. The amounts in this column do not reflect compensation deferrals pursuant to our Nonqualified Deferred Compensation Plan since there are no contributions or benefits provided by us in connection with the plan.

(5.)

Prior to his transition from Chief Executive Officer to Executive Chairman of the Board, effective as of January 1, 2021, pursuant to his 2013 employment agreement, as amended in November, 2018, Alan B. Miller was entitled to minimum annual cash award of $1.0 million. There are no such awards stipulated in Alan B. Miller’s employment agreement dated December 23, 2020, which became effective on January 1, 2021.

(6.)	The $100,000 cash bonus paid to Mr. Peterson in 2019 was a sign-on bonus upon commencement of employment.
(7.)

In June of 2020, in response to the COVID-19 pandemic, the Compensation Committee approved reductions to the 2020 base salaries of our executive officers in the following amounts: $289,294 for Alan B. Miller, $43,680 for Marc D. Miller, $34,580 for Steve G. Filton, $35,929 for Marvin G. Pember and $30,407 Matthew J. Peterson. In conjunction with these 2020 base salary reductions, the Company contributed the funds generated from the reductions to the UHS Foundation, our previously established employee assistance fund.

(8.)

Mr. Alan B. Miller was appointed Executive Chairman of the Board effective January 1, 2021.  He had been Chairman of the Board and Chief Executive Officer from our inception through December 31, 2020. Mr. Marc D. Miller was appointed Chief Executive Officer and President effective January 1, 2021.  Marc D. Miller had previously served as President since May, 2009.

(9.)	Components of All Other Compensation are as follows:

ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites and Other Personal Benefits ($) (1.)	Tax Reimbur- sements ($) (2.)	Insurance Premiums ($) (3.)	Company Contributions to Retirement and 401(k) Plans ($)	Dividends Paid on Unvested Stock	Total ($)
Alan B. Miller	2020	$64,819	$0	$1,071,393	$8,550	$6,486	$1,151,248
	2019	68,948	0	1,112,530	8,400	18,046	1,207,924
	2018	49,250	0	1,159,281	8,250	15,313	1,232,094
Marc D. Miller	2020	$973	$0	$5,697	$8,550	$0	$15,220
	2019	1,600	-	5,697	8,400	0	15,697
	2018	2,564	0	5,697	8,250	0	16,511
Steve G. Filton	2020	$0	$0	$9,493	$8,550	$0	$18,043
	2019	358	0	9,493	8,400	0	18,251
	2018	0	0	9,493	8,250	0	17,743
Marvin G. Pember	2020	$900	$0	$8,099	$8,550	$0	$17,549
	2019	1,912	0	8,847	8,400	0	19,159
	2018	900	0	8,847	8,250	0	17,997
Matthew J. Peterson	2020	$96,130	$38,695	$7,117	$8,550	$0	$150,492
	2019	37,771	17,992	688	5,464	0	61,915
	2018	N/A	N/A	N/A	N/A	N/A	N/A

(1.)	2020:

Amounts for Mr. Alan Miller consists of the following: (i) $25,000 for professional tax services; (ii) $10,789 for payment of country club dues; (iii) $2,573 for accounting services; (iv) $3,022 for maintenance on personal residence; (v) $23,075 for the lease value, fuel and maintenance charges incurred in connection with his automobile, and; (vi) $360 wireless stipend.

Amount for Mr. Marc D. Miller consists $768 for sporting event tickets paid for by us and $205 for a token gift provided by the Company.

Amount for Mr. Marvin G. Pember consists of $900 for cell phone stipend.

Amount for Mr. Matthew J. Peterson consists of the following: (i) $94,025 of relocation expenses paid for by the Company; (ii) $1,000 related to the Employee Stock Purchase Plan discount; (iii) $900 for cell phone stipend, and; (iv) $205 for a token gift provided by the Company.

2019:

Amounts for Mr. Alan Miller consist of the following: (i) $25,000 for professional tax services; (ii) $10,773 for payment of country club dues; (iii) $9,330 for accounting services; (iv) $2,906 for maintenance on personal residence; (v) $20,604 for the lease value, fuel and maintenance charges incurred in connection with his automobile, and; (vi) $335 wireless stipend.

Amounts for Messrs. Marc D. Miller and Steve G. Filton consist of $1,600 and $358, respectively, for sporting event tickets paid for by us.

Amount for Mr. Marvin G. Pember consists of $900 for cell phone stipend and $1,012 for sporting event tickets paid for by us.

Amount for Mr. Matthew J. Peterson consists of $37,508 relocation expenses paid by us and $263 for cell phone stipend.

2018:

Amounts for Mr. Alan Miller consist of the following: (i) $25,000 for professional tax services; (ii) $15,788 for payment of country club dues; (iii) $3,632 for accounting services; (iv) $2,806 for maintenance on personal residence; (v) $1,724 for fuel and maintenance charges incurred in connection with his automobile, and; (vi) $300 wireless stipend.

Amount for Mr. Marc D. Miller consists of $2,564 for sporting event tickets paid for by us.

Amount for Mr. Marvin G. Pember consist of $900 for cell phone stipend and $250 for sporting event tickets paid for by us.

(2.)	Amount represents reimbursement of income taxes incurred by Mr. Peterson in connection with relocation expenses paid by us during 2020 and 2019.
(3.)	Amounts for Messrs. Marc. D. Miller, Steve G. Filton, Marvin G. Pember and Matthew J. Peterson consist of premiums paid in connection with long term disability coverage.

Amounts for Mr. Alan B. Miller consist of: (i) $1,061,667 in 2020, $1,102,810 in 2019 and $1,147,456 in 2018, of premium payments made in connection with split-dollar-life insurance agreements, as discussed in Split Dollar Life Insurance Agreement, included herein, and; (ii) $9,726 in 2020, $9,721 in 2019 and  $11,825 in 2018 of premiums paid in connection with long term disability coverage.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted during fiscal year 2020 to our named executive officers.

								All Other Stock
								Awards:	All Other	Exercise	Grant
								Number	Option	or	Date
		Estimated Future			Estimated Future			of	Awards:	Base	Fair	Closing
		Payouts Under			Payouts Under			Shares	Number of	Price	Value of	Price
		Non-Equity Incentive Plan			Equity Incentive Plan			of	Securities	of	Stock	on
	Approval/	Awards (1.)			Awards			Stock or	Underlying	Option	and Option	Grant
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards (4.)	Date
Name	Date	($)	($)	($)	($)	($)	($)	(2.) (#)	(3.) (#)	($ /Sh)	($)	($ / Sh)
Alan B. Miller	3/18/2020	N/A	N/A	N/A				14,774			$1,000,052	$67.69
	3/18/2020								295,000	$67.69	$4,300,995	$67.69
	3/18/2020								349,399	$74.46	$4,302,620	$67.69
Marc D. Miller	3/18/2020	N/A	N/A	N/A					50,000	$67.69	$728,982	$67.69
	3/18/2020							—	59,220	$74.46	$729,256	$67.69
Steve G. Filton	3/18/2020	N/A	N/A	N/A					35,000	$67.69	$510,287	$67.69
	3/18/2020							—	41,454	$74.46	$510,479	$67.69
Marvin G. Pember	3/18/2020	N/A	N/A	N/A					35,000	$67.69	$510,287	$67.69
	3/18/2020							—	41,454	$74.46	$510,479	$67.69
Matthew J. Peterson	3/18/2020	N/A	N/A	N/A					25,000	$67.69	$364,491	$67.69
	3/18/2020							—	29,610	$74.46	$364,628	$67.69

N/A – Not applicable for 2020, see footnote 1 below for additional disclosure.

(1.)

In March of 2020, due to the materially unfavorable impact that the COVID-19 pandemic was expected to have on our patient volumes and results of operations during the year ended December 31, 2020, the Compensation Committee deferred approval of the specific formula for the determination of the target annual cash incentive for our executive officers pursuant to the Executive Incentive Plan. Since the unfavorable impact that the COVID-19 pandemic had on our results of operations persisted throughout 2020 and into 2021, there was no specific target formula approved by our Compensation Committee for the 2020 year pursuant to the Executive Incentive Plan.  As a result of the COVID-19 pandemic and its material unfavorable impact on our results of operations, no cash incentive bonuses were paid to any of our executive officers pursuant to the Executive Incentive Plan for the year ended December 31, 2020.

(2.)	Restricted shares of Class B Common Stock issued under the Company’s Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan.
(3.)

Stock option awards issued on March 18, 2020 were issued under our Third Amended and Restated 2005 Stock Incentive Plan. Half of the total option award value issued to our named executive officers on March 18, 2020 was issued with a premium exercise price of 10% above the grant date market value and half of the total option award value was issued with an exercise price equal to the grant date market value.

(4.)	Represents the full grant date fair value for the stock awards and option awards, calculated in accordance with ASC 718 as described in our Form 10-K for the year ended December 31, 2020.

Marc D. Miller’s Employment Agreement as Chief Executive Officer, effective January 1, 2021

Mr. Marc D. Miller was appointed Chief Executive Officer (“CEO”) and President effective January 1, 2021.  He has served as President since May, 2009 and prior thereto served as Senior Vice President and co-head of our Acute Care Hospitals since 2007.

Certain elements of Mr. Marc D. Miller’s compensation for 2021 will be determined by the terms of his employment agreement that was entered into on December 23, 2020, with an effective date of January 1, 2021.  Pursuant to the terms of the employment agreement, Mr. Marc D. Miller will serve as CEO with a term scheduled to end on January 1, 2026, subject, however, to earlier termination, and subject further to automatic renewal for additional one year periods unless either party elects otherwise.

Pursuant to the terms of his employment agreement, Marc Miller’s salary as our Chief Executive Officer will be $1,100,000 for 2021 which is a 26.9% increase over his 2020 base salary as President of UHS (prior to the COVID-19 salary reduction, as discussed herein). Mr. Marc D. Miller is also entitled to an annual bonus opportunity target equal to 100% of his salary. The amount of the annual bonus for any year may be more or less than the target amount and will be determined by the Board of Directors in accordance with pre-established performance measures. Additionally, Mr. Marc D. Miller may also be paid during the term of his employment agreement, bonuses and other compensation as may from time to time be determine by the Board of Directors.

Mr. Marc D. Miller participates in benefit plans and programs that are made available to other employees and will be eligible to receive annual awards under the Company’s long-term incentive plan(s) (“LTIP”) as in effect from time to time, which will be subject to conditions as are consistent with terms and conditions applicable to LTIP awards made to other senior executives of the Company.

For a further description of the employment agreement, please refer to the Potential Payments Upon Termination or Change-in-Control section below. For a further description of the compensation setting process with respect to Mr. Marc D. Miller, please refer to the Compensation Discussion and Analysis section above. For a further description of Mr. Marc D. Miller’s benefits under the Company’s Supplemental Executive Retirement Income Plan, please refer to the Pension Benefits section below.

Alan B. Miller’s Employment Agreement as Executive Chairman, effective January 1, 2021

Mr. Alan B. Miller was appointed Executive Chairman of the Board effective January 1, 2021.  He had been Chairman of the Board and Chief Executive Officer since our inception in 1978 and also served as President from inception until 2009.

Certain elements of Mr. Alan B. Miller’s compensation for 2021 will be determined by the terms of his employment agreement that was entered into on December 23, 2020, with an effective date of January 1, 2021.  Pursuant to the terms of the employment agreement, Alan B. Miller will serve as Executive Chairman with a term scheduled to end on January 1, 2023, subject, however, to earlier termination, and subject further to automatic renewal for additional one year periods unless either party elects otherwise.

Mr. Alan B. Miller’s salary as our Executive Chairman will be $1,000,000 for 2021 which is a 42.4% decrease from his 2020 base salary as CEO (prior to the COVID-19 salary reduction, as discussed herein). Additionally, Mr. Alan Miller may also be entitled to bonuses and other compensation as may from time to time be determined by the Board of Directors. Mr. Alan B. Miller will also be eligible to receive annual awards under the Company’s long-term incentive plan(s) (“LTIP”) as in effect from time to time, which will be subject to conditions as are consistent with terms and conditions applicable to LTIP awards made to other senior executives of the Company.

Mr. Alan B. Miller participates in benefit plans and programs that are made available to other employees and he receives certain executive perquisites, including, but not limited to, split dollar life insurance benefits, payment of certain automobile costs, payment of country club dues, tax and accounting services, use of a private plane for personal purposes for up to 60 hours per year, subject to reimbursement by Mr. Alan B. Miller of the incremental costs incurred at market rates, and such other fringe benefits as the Compensation Committee of our Board of Directors may determine (as discussed in the Compensation Discussion and Analysis).

For a further description of the employment agreement, please refer to the Potential Payments Upon Termination or Change-in-Control section below. For a further description of the compensation setting process with respect to Mr. Alan B. Miller, please refer to the Compensation Discussion and Analysis section above.  For a further description of Mr. Alan B. Miller’s benefits under the Company’s Executive Retirement Income Plan, please refer to the Pension Benefits section below.

Alan B. Miller’s Employment Agreement as Chief Executive Officer through December 31, 2020

Mr. Alan B. Miller’s compensation during his tenure as Chief Executive Officer was determined in large part by the terms of his employment agreement that was in effect during his time as CEO. Mr. Miller’s base salary, minimum annual bonus and certain perquisites were determined under his employment agreement that was entered into on July 24, 2013 and amended in November 2018 (“2013 Employment Agreement”). This employment agreement was superseded by a new employment agreement dated December 23, 2020 and effective January 1, 2021, as discussed above.

In November 2018, we entered into an amendment to the 2013 Employment Agreement with Alan B. Miller, in order to adjust certain terms of the minimum annual awards that Mr. Miller will be eligible to receive during the period of his services as CEO. For each year of the CEO employment commencing on January 1, 2019, the annual award under our long-term incentive plan(s) (“LTIP”), as in effect from time to time, will have a minimum value of $2,000,000, with 50% of such annual LTIP award being in the form of restricted stock and 50% of such annual LTIP award being in the form of cash.  LTIP awards received by Mr. Miller shall vest in equal amounts over two years and otherwise shall be subject to conditions as are consistent with terms and conditions applicable to LTIP awards made to our other senior executives. In 2020, Mr. Miller received $1,000,000 in the form of cash, plus $1,000,052 in the form of restricted stock pursuant to his amended 2013 Employment Agreement. As mentioned above, the 2013 Employment Agreement was superseded by the employment agreement that was entered into on December 23, 2020, and became effective on January 1, 2021.

In addition to the stock options and/or restricted stock granted to Mr. Alan Miller during the years discussed above in the Compensation Discussion and Analysis-Restricted Stock Awards and Stock Options, he was also eligible to receive awards under our long-term incentive plan(s), including shares of restricted stock.

Alan B. Miller’s Restricted Stock Grants in 2020, 2019 and 2018, as Chief Executive Officer

Pursuant to the terms of Mr. Alan B. Miller’s 2013 Employment Agreement, which has since been replaced by the employment agreement that was entered into on December 23, 2020, and became effective on January 1,

2021, in March of 2020 and 2019 and January of 2018, as indicated below, the Compensation Committee approved the issuance of restricted shares of our Class B Common Stock to Mr. Alan Miller pursuant to the Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan.

The restricted shares issued in each of March 2020 and 2019 had a grant date market value of $1.0 million, and the restricted shares issued in January, 2018 had a grant date market value of $1.5 million. The March of 2020 and 2019 restricted stock grants have a vesting schedule of 50% on each of the first and second anniversaries of the date of grant.  The January of 2018 restricted stock grant has a vesting schedule of 25% on each of the first, second, third and fourth anniversaries of the grant date. The forfeiture of these shares prior to the vesting dates are determined pursuant to the terms set forth in the Restricted Stock Purchase Agreement. Dividends declared by the Company are paid with respect to outstanding shares of restricted stock.

•	14,774 restricted shares of our Class B Common Stock issued on March 18, 2020 (grant date market value of $67.69 per share).
•	7,462 restricted shares of our Class B Common Stock issued on March 20, 2019 (grant date market value of $134.02 per share).
•	12,926 restricted shares of our Class B Common Stock issued on January 17, 2018 (grant date market value of $116.05 per share).

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2020.

	Option Awards (1.)					Stock Awards (2.)
								Equity
								Incentive	Equity
								Plan	Incentive
								Awards:	Plan
			Equity					Number	Awards:
			Incentive			Number		of	Market or
			Plan			of	Market	Unearned	Payout
			Awards:			Shares	Value of	Shares,	Value of
			Number of			or Units	Shares	Units or	Unearned
	Number of	Number of	Securities			of Stock	or Units	Other	Shares,
	Securities	Securities	Underlying			That	of Stock	Rights	Units or
	Underlying	Underlying	Unexercised	Option		Have	That	That	Other Rights
	Unexercised	Unexercised	Unearned	Exercise	Option	Not	Have Not	Have Not	That Have
	Options (#)	Options (#)	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($) (4.)	(#)	($)
Alan B. Miller						28,983	$3,985,163	0	0
	442,500	147,500	0	$124.56	03/28/2022	0	0	0	0
	295,000	295,000	0	$119.64	04/12/2023	0	0	0	0
	147,500	442,500	0	$134.02	03/19/2024	0	0	0	0
	0	295,000	0	$67.69	03/17/2025	0	0	0	0
	0	349,399	0	$74.46	03/17/2025	0	0	0	0

Marc D. Miller	77,250	25,750	0	$124.56	03/28/2022	0	0	0	0
	50,000	50,000	0	$119.64	04/12/2023	0	0	0	0
	25,000	75,000	0	$134.02	03/19/2024	0	0	0	0
	0	50,000	0	$67.69	03/17/2025	0	0	0	0
	0	59,220	0	$74.46	03/17/2025	0	0	0	0

Steve G. Filton	20,000	0	0	$118.62	03/22/2021	0	0	0	0
	52,500	17,500	0	$124.56	03/28/2022	0	0	0	0
	35,000	35,000	0	$119.64	04/12/2023	0	0	0	0
	17,500	52,500	0	$134.02	03/19/2024	0	0	0	0
	0	35,000	0	$67.69	03/17/2025	0	0	0	0
	0	41,454	0	$74.46	03/17/2025	0	0	0	0

Marvin G. Pember	13,750	0	0	$118.62	03/22/2021	0	0	0	0
	15,000	15,000	0	$124.56	03/28/2022	0	0	0	0
	17,500	35,000	0	$119.64	04/12/2023	0	0	0	0
	17,500	52,500	0	$134.02	03/19/2024	0	0	0	0
	0	35,000	0	$67.69	03/17/2025	0	0	0	0
	0	41,454	0	$74.46	03/17/2025	0	0	0	0

Matthew J. Peterson (3.)	0	50,000	0	$151.99	09/17/2024	0	0	0	0
	0	25,000	0	$67.69	03/17/2025	0	0	0	0
	0	29,610	0	$74.46	03/17/2025	0	0	0	0

1.

Stock option awards.   The stock options issued to Mr. Matthew J. Peterson on September 18, 2019 are scheduled to vest in three equal installments on the second, third and fourth anniversaries of the grant date. All other stock options are scheduled to vest ratably on the first, second, third and fourth anniversary dates from the date of grant. The applicable grant dates for the options indicated above are set forth below:

•	On March 23, 2016, stock options were granted with an exercise price of $118.62.
•	On March 29, 2017, stock options were granted with an exercise price of $124.56.
•	On April 13, 2018, stock options were granted with an exercise price of $119.64.
•	On March 20, 2019, stock options were granted with an exercise price of $134.02.
•	On September 18, 2019, stock options were granted with an exercise price of $151.99.
•	On March 18, 2020, stock options were granted with an exercise price of $67.69.
•	On March 18, 2020, stock premium stock options were granted with a 10% premium exercise price of $74.46.

2.	Restricted Stock Awards. The outstanding restricted stock awards for Mr. Alan B. Miller are scheduled to vest as follows:

Date	2021	2022	TOTAL
January 17,	3,231	3,232	6,463
March 18,	7,387	7,387	14,774
March 20,	3,731	-	3,731
March 29,	4,015	-	4,015
TOTAL	18,364	10,619	28,983
3.

Mr. Peterson was hired by the Company in September 2019 and was awarded stock options upon the commencement of his employment, which are scheduled to vest in three equal installments on the second, third and fourth anniversaries of the grant date.

4.	Based on the closing sale price of the Class B Common Stock on the New York Stock Exchange on December 31, 2020 of $137.50 per share.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about stock option exercises by, and the vesting of stock for, our named executive officers during fiscal year 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1.)	Value Realized on Vesting ($)
Alan B. Miller	780,000	$11,615,125	14,139	$1,377,436
Marc D. Miller	70,000	$1,095,500
Steve G. Filton	50,000	$593,500
Marvin G. Pember	-	$-
Matthew J. Peterson	-	$-
(1.)	Restricted stock for Alan B. Miller vested as follows:
•	On January 17, 2020, 3,232 shares at $143.94 per share.
•	On March 20, 2020, 3,731 shares at $84.84 per share.
•	On March 23, 2020, 3,162 shares at $75.42 per share.
•	On March 29, 2020, 4,014 shares at $88.99 per share.

PENSION BENEFITS

Executive Retirement Income Plan (“ERIP”)

In October 1993, the Board of Directors adopted the ERIP, which was subsequently closed to new participants effective January 1, 2015. Pursuant to the terms of the ERIP, certain management or other highly compensated employees, who had been previously designated as plan participants by our Board of Directors prior to December 31, 2014, and who had completed at least 10 years of active employment with us, may receive retirement income benefits.

Subject to certain conditions, the monthly benefit is payable to a participant who retires after he or she reaches age 62 (applicable to participants added to the plan before 2008) or age 65 (applicable to participants added to the plan after January 1, 2008). The benefit is equal to 3% of the employee’s average monthly base salary over the three years preceding retirement multiplied by the number of qualified years (not to exceed 10) of the participant’s employment with us.

Upon attaining the qualified age of retirement as stipulated in the plan, subject to certain conditions, payment of ERIP benefits are made to participants in 60 monthly installments following their retirement date. In certain circumstances, the participant may elect to receive the present value of the payments in one lump sum or receive payments over a period of 10 years. If a participant’s employment with us is terminated prior to their qualified age of retirement, no ERIP benefits will be payable unless the Board of Directors, in its full discretion, determines otherwise.

In 2018, upon commencement of the Supplemental Executive Retirement Income Plan (“SERIP”), as discussed below, certain participants of the ERIP, who had not yet approached their qualified age of retirement, were given the option to remain in the ERIP or convert their participation into the SERIP.  Please see Supplemental Executive Retirement Income Plan below for additional disclosure related to participants who elected to convert from the ERIP to the SERIP.

Mr. Alan B. Miller remains a participant in the ERIP. Mr. Alan B. Miller’s aggregate benefit payable under the ERIP (for the 60 months in which the participant receives benefits), assuming retirement as of December 31, 2020, amounted to approximately $2.6 million. Pursuant to Alan B. Miller’s employment contract dated December 23, 2020, for purposes of the ERIP, the monthly compensation for the three years preceding retirement shall be deemed to be the average monthly compensation for the three years ended immediately prior to January 1, 2021. As discussed below, Marc D. Miller and Steve G. Filton converted their ERIP participation into the SERIP.

The following tables provide information about pension benefits pursuant to our ERIP for our named executive officer, as described below.

Name	Number of Years Credited Service (#)	Value of Accumulated Benefit ($) (1.)	Payments During Last Fiscal Year ($)
Alan B. Miller	42	$2,270,794	0
(1.)	4% discount rate applied over the projected post-retirement 5-year payout period.

Supplemental Executive Retirement Income Plan (“SERIP”)

In July, 2018, the Board of Directors adopted the SERIP. Pursuant to the terms of the SERIP, a select group of management or other highly compensated employees may be designated as plan participants. Our SERIP, which is subject to the applicable provisions of Internal Revenue Code Section 409A, provides eligible employees with annual employer contributions which are entirely at the Company’s discretion. Generally, each annual contribution vests on the earlier of: (i) the 5th anniversary of the date of funding to the participant’s account, or; (ii) the participant attaining the qualified age of retirement (either age 62 or age 65, as stipulated in the SERIP). The SERIP also provides for discretionary alternative vesting schedules for certain supplemental discretionary contributions made on an individual basis. Upon attaining the SERIP’s qualified age of retirement, distributions are paid in 10 annual installments to the participant upon the participants retirement.  Distributions due to events other than retirement are paid in a lump sum. Our obligation to make payments of amounts credited to participants’ accounts is a general unsecured obligation.

As discussed above, a select group of employees who were previously participants in the ERIP and elected to convert to the SERIP, have been provided with an unfunded, lump sum conversion balance that was credited to the participant’s SERIP account. The unfunded ERIP conversion balances transferred to the SERIP, which were computed based upon the participant’s 2017 salary and will remain permanently unchanged after conversion, are payable over 60 monthly installments, if the participant attains their qualified age of retirement, as previously stipulated in the ERIP. If the participant does not attain their qualified age of retirement, the ERIP conversion balance is forfeited unless the Board of Directors, in its full discretion, determined otherwise. For ERIP participants who elected to convert to the SERIP, their participation in the ERIP was terminated upon conversion and no future benefits will be earned pursuant to the ERIP. SERIP participants who converted from the ERIP are entitled to future benefits pursuant to the terms of the SERIP.

Marc D. Miller and Steve G. Filton elected to convert their ERIP participation into the SERIP.  As a result of their elections, their unfunded ERIP conversion balances, which are reflected below and were computed based upon their 2017 salaries, will remain permanently unchanged. Marvin G. Pember and Matthew J. Peterson, who were not previously ERIP participants, also participate in the SERIP.

The following tables provide information about pension benefits pursuant to our SERIP for our named executive officers as described below.

Name	SERIP Beginning Balance 1/1/2020 ($)	Company SERIP Contributions in Last Fiscal Year ($) (1.)	SERIP Gains in Last Fiscal Year ($)	SERIP Distributions ($)	SERIP Balance at Last Fiscal Year-End ($)		ERIP Conversion Balance to SERIP	Aggregate Balance at Last Fiscal Year-End ($)
					Vested	Unvested
Marc D. Miller	$100,349	$49,519	$24,798	$-	$-	$174,666	$1,136,438	$1,311,104
Steve G. Filton	$79,160	$39,656	$14,131	$-	$132,947	$-	$919,340	$1,052,287
Marvin G. Pember	$233,528	$41,621	$32,413	$-	$307,562	$-	$-	$307,562
Matthew J. Peterson	$-	$10,247	$1,662	$-	$-	$11,909	$-	$11,909
(1.)	Amounts represent discretionary contributions made by the Company during 2020 to the SERIP accounts.

Deferred Compensation

Our Deferred Compensation Plan, which is subject to the applicable provisions of Internal Revenue Code Section 409A provides that eligible employees may elect to defer a portion of their base salary and bonus award into investment options in lieu of receiving cash. Under the Deferred Compensation Plan, an employee is deemed eligible if their base compensation for 2020 was $130,000 or higher and they are performing duties in a qualified position. The base compensation threshold is adjusted annually for cost-of-living increases.

Pursuant to the terms of the Deferred Compensation Plan, the minimum annual amount that can be deferred is 1% of an employee’s base salary. No more than 50% of an employee’s base salary or 95% of an employee’s annual bonus may be deferred under the Deferred Compensation Plan in any calendar year. Employees may allocate a portion of their deferred compensation to be distributed in a lump sum or installments to begin at retirement or a scheduled distribution date. The available investment options consist of certain mutual funds which include: (i) conservative (e.g. money markets or bonds); (ii) moderately conservative (e.g. balanced funds), and; (iii) aggressive (e.g. domestic and international equity). Our obligation to make payments of amounts credited to participants’ deferred compensation accounts is a general unsecured obligation. In addition, under the Deferred Compensation Plan, we may make discretionary contributions on behalf of an eligible employee. Since inception of the Deferred Compensation Plan, we have not made any discretionary contributions on behalf of employees.

Our obligations under the Deferred Compensation Plan in connection with an employee’s retirement account are payable, beginning at retirement at age 55 and 10 years of service for deferrals made prior to January 1, 2016, and age 55 and 5 years of service for deferrals made on or after January 1, 2016, in equal installments over a ten year period; except that an employee may make a distribution election to receive the balance of the participant’s retirement account in either a single lump sum or equal annual or less frequent installments over a period not to exceed ten years. For deferrals made on or after January 1, 2016, an employee may elect to defer the retirement distribution to begin one year following retirement. An employee or designated beneficiary will receive a lump sum as a result of death, disability, or termination, other than for retirement.  An employee may change his distribution elections by making new distribution elections at least 12 months prior to the date on which such payment was otherwise scheduled to be made and must be delayed until a date that is at least five years after the date the distribution was previously scheduled to begin.

Our obligations under the Deferred Compensation Plan in connection with an employee’s scheduled distribution are payable in a lump sum or installments of two to ten years, commencing on the date indicated by the employee. If the employee’s employment is terminated prior to the distribution of obligations in accordance with a scheduled distribution then the amounts credited to such accounts will be transferred to the employee’s retirement account and distributed in accordance with the employee’s distribution election for that account.

If an employee experiences a financial hardship that is the result of an “unforeseeable emergency,” as defined under the Deferred Compensation Plan, he or she may apply to the administrator of the Deferred Compensation Plan for an emergency withdrawal against his or her accounts. Such an emergency withdrawal may be allowed at the discretion of the administrator, in which case the employee’s account will be reduced accordingly.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information about our Deferred Compensation Plan for our named executive officers.

Name	Executive Contributions in Last Fiscal Year ($) (1.)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Alan B. Miller	$100,000	$0	$478,079	$0	$3,016,149
Marc D. Miller	$0	$0	$54,408	$0	$258,196
Steve G. Filton	$0	$0	$0	$0	$0
Marvin G. Pember	$499,348	$0	$651,963	$(80,364)	$4,047,795
Matthew J. Peterson	$120,000	$0	$35,233	$0	$217,409
(1.)	Amounts included in “salary” in the Summary Compensation Table.

Split-Dollar Life Insurance Agreements:

See Split-Dollar Life Insurance Agreements as included above in this Proxy Statement.

Potential Payments Upon Termination or Change-in-Control

Potential Payments Upon Termination

Alan B. Miller July 24, 2013 Employment Agreement:

On July 24, 2013, we entered into an employment agreement, as amended on November 5, 2018, with Alan B. Miller (“Prior Agreement”) that stipulated that Mr. Miller would serve as the Chairman of our Board of Directors and Chief Executive Officer (“CEO”) through December 31, 2017, and provided for automatic annual renewals unless either party elects otherwise. The agreement also contemplated that Mr. Alan Miller would remain as Executive Chairman of our Board of Directors during the term of his CEO employment. The Employment Agreement also contained customary non-disparagement, non-solicitation and non-competition provisions.  Effective January 1, 2021, this agreement was superseded by a new agreement (see additional disclosure below).

In general, pursuant to his Prior Agreement, Mr. Alan Miller’s long-term stock-based incentive awards granted pursuant to his Prior Agreement will become fully vested upon termination of his employment other than by us for “cause” or voluntarily by Mr. Alan Miller before the end of the applicable term (under circumstances not involving a breach of the Employment Agreement by us).

If Mr. Alan Miller’s employment is terminated for “cause”, as defined in the Employment Agreement, he will be entitled to any benefits payable to or earned by Mr. Miller with respect to any period of his employment or other service prior to the date of such discharge.

If Mr. Alan Miller’s employment as Chief Executive Officer is terminated due to his disability, Mr. Alan Miller shall be paid a pro rata portion of the annual bonus which would otherwise have been payable for the year in which his employment terminates, plus an amount equal to one-half of Mr. Alan Miller’s base salary, payable in twelve equal monthly installments. If Mr. Alan Miller’s employment or service terminates due to his death, Mr. Alan Miller’s beneficiary shall receive a pro rata portion of the annual bonus which would otherwise have been payable to Mr. Alan Miller for the year of his death.

If Mr. Miller terminates his employment or other service under the Employment Agreement because of a material change in the duties of his office or any other breach by us of our obligations, or in the event of the termination of Mr. Alan Miller’s employment by us without cause or otherwise in breach of the Employment Agreement, Mr. Alan Miller will generally continue to receive all of the cash compensation, benefits and minimum long term incentive compensation set forth in the Employment Agreement as if his employment or service had not terminated, and the vesting of his long-term incentive plan awards will accelerate.

The following table provides quantitative disclosure of the estimated payments that would be made to Mr. Alan Miller under his Prior Agreement as of December 31, 2020, the last business day of our fiscal 2020, assuming that Mr. Alan Miller’s Prior Areement would have been in effect at that time:

	Cash Severance Payment ($)		Perquisites/ Benefits ($)		Vesting Acceleration of Previously Granted Stock Based Awards ($) (e.)	Long Term Incentive Plan Awards ($)		Total Termination Benefits ($)
Alan B. Miller
Termination by Us for “Cause”	$0		$0		$0	$0		$0
Termination Due to Mr. Alan Miller’s Disability	$1,770,414	(a.)	$0		$55,322,613	$0		$57,093,027
Termination Due to Mr. Alan Miller’s Death	$0		$0		$55,322,613	$0		$55,322,613
Termination by Mr. Alan Miller for “Breach by the Company” or Termination by the Company Without Cause	$7,152,473	(b.)	$2,215,288	(c.)	$55,322,613	$4,000,000	(d.)	$68,690,374

(a.)	Based upon 50% of the estimated targeted 2021 non-equity incentive plan bonus award and 50% (6 months) of Mr. Alan Miller’s estimated 2021 base salary.
(b.)

Assumes (i) continuation of all cash compensation through 2022 (automatic annual renewal termination date); (ii) annual base salary increase of 2.0% through 2022, and; (iii) an annual bonus award equal to 100% of his estimated base salary through 2022, which assumes the achievement of the bonus opportunity target set forth under Mr. Alan Miller’s Prior Agreement.

(c.)

Assumes (i) continuation of all entitled perquisites through 2022; (ii) continuation of insurance premiums in connection with long-term disability, our 401(k) match and other charges, all of which were based upon the actual 2020 amounts. Additionally, assumes premiums due in connection with split-dollar life insurance agreements through 2022. Please see the Summary Compensation and the All Other Compensation table included herein.

(d.)

Pursuant to the terms of the amendment to Mr. Miller’s Prior Agreement dated November 5, 2018, assumes continuation of minimum long-term incentive compensation through 2022 with 50% being in the form of restricted stock and 50% in the form of cash.

(e.)

Represents the intrinsic value of the accelerated stock options and restricted stock awards based upon the closing price per share of the Class B Common Stock on the NYSE on December 31, 2020 of $137.50 per share. The full grant date fair values of these awards were included in the Summary Compensation Table in the year of original grant.

Alan B. Miller January 1, 2021 Employment Agreement:

On December 23, 2020, we entered into a new employment agreement with Alan B. Miller (“New Employment Agreement”) which provides the terms and conditions on Mr. Alan  Miller’s continuing service with the Company and supersedes the amended and restated employment agreement dated as of July 24, 2013 (“Prior Agreement”).  The New Employment Agreement has an effective date of January 1, 2021 and contemplates that Mr. Alan Miller will be employed by the Company as Executive Chairman of the Board of Directors of the Company and provides for automatic annual renewals unless either party elects otherwise at least one year in advance.

In general, Mr. Alan Miller’s long-term stock-based incentives awards granted during or before employment as Executive Chairman will become fully vested upon termination of his employment as Executive Chairman at the time such employment ends, other than by us for “cause” or voluntarily by Mr. Alan Miller before or at the end of the applicable term (under circumstances not involving a breach of the New Employment Agreement by us).

If Mr. Alan Miller’s employment is terminated for “cause”, as defined in the New Employment Agreement, he will be entitled to any benefits payable to or earned by Mr. Alan Miller with respect to any period of his employment or other service prior to the date of such discharge.  Mr. Alan Miller would not be entitled to any termination benefits if he had been terminated for cause at December 31, 2020 and his New Employment Agreement had been in effect.

If Mr. Alan Miller’s employment is terminated due to his disability, Mr. Alan Miller shall be paid an amount equal to one-half of Mr. Alan Miller’s base salary, payable in twelve equal monthly installments.  Including the accelerated vesting of his unvested long-term stock-based incentive awards granted before employment as Executive Chairman, the estimated total termination benefits is $55,822,613 if he had been terminated for reason of disability on December 31, 2020 and his New Employment Agreement had been in  effect.

If Mr. Alan Miller’s employment or service terminates due to his death, Mr. Alan Miller’s beneficiary shall receive any salary and reimbursements that would otherwise have been payable to Mr. Alan Miller as of the date of his death in addition to any life insurance benefits under insurance policies maintained on Mr. Alan Miller’s life by us and for which Mr. Alan Miller had the right to designate the beneficiary. Including the accelerated vesting of his unvested long-term stock-based incentive awards granted before employment as Executive Chairman, the estimated total termination benefits is $55,322,613 if he had been terminated for reason of death on December 31, 2020 and his New Employment Agreement had been in  effect.

If Mr. Alan Miller terminates his employment or other service under the New Employment Agreement because of a material change in the duties of his office or any other breach by us of our obligations, or in the event of the termination of Mr. Alan Miller’s employment by us without cause or otherwise in breach of the New Employment Agreement, Mr. Alan Miller will generally continue to receive for the remainder of the employment term all of the cash compensation, long-term equity incentive compensation and other benefits as if his employment or service had not terminated, and the vesting of his long-term incentive plan awards will accelerate.

We may condition Mr. Alan Miller’s right to receive any severance benefits on his execution of a general release in favor of us.  The estimated total termination benefit is $59,468,249 if he had been terminated by us without cause or he had resigned due to breach by us on December 31, 2020 and his New Employment Agreement had been in effect.

Marc D. Miller January 1, 2021 Employment Agreement:

On December 23, 2020, we entered into an  employment agreement with Marc D. Miller (“MDM Employment Agreement”) which provides for the employment of Mr. Marc Miller as Chief Executive Officer (“CEO”) for an initial term beginning January 1, 2021 and ending on January 1, 2026, subject to earlier termination in accordance with its terms, and subject to automatic annual renewal for additional one-year periods unless either party elects to terminate the terms of Mr. Marc Miller’s employment at the end of the initial term or at the end of the renewal term by giving one year’s advance written notice of such termination.  At all times during the term of employment, Mr. Marc Miller shall be nominated to serve as a member of the Board of Directors.

In general, Mr. Marc Miller’s long-term stock-based incentives awards granted during or before employment as CEO will become fully vested upon termination of his employment as CEO at the time such employment ends, other than by us for “cause” or voluntarily by Mr. Marc Miller before or at the end of the applicable term (under circumstances not involving a breach of the MDM Employment Agreement by us).

If Mr. Marc Miller’s employment is terminated for “cause”, as defined in the MDM Employment Agreement, he will be entitled to any benefits payable to or earned by Mr. Marc Miller with respect to any period of his employment or other service prior to the date of such discharge.  Mr. Marc Miller would not be entitled to any termination benefits if he had been terminated for cause at December 31, 2020 and his MDM Employment Agreement had been in effect.

If Mr. Marc Miller’s employment is terminated due to his disability, Mr. Marc Miller shall be paid a pro rata portion of the annual bonus which would otherwise have been payable for the year in which his employment terminates, plus an amount equal to one-half of Mr. Marc Miller’s base salary, payable in twelve equal monthly installments.  Including the accelerated vesting of his unvested long-term stock-based incentives awards granted before employment as CEO, the estimated total termination benefits is $9,810,934, if he had been terminated for reason of disability on December 31, 2020 and his MDM Employment Agreement had been in  effect.

If Mr. Marc Miller’s employment or service terminates due to his death, Mr. Marc Miller’s beneficiary shall receive any salary and reimbursements that would otherwise have been payable to Mr. Marc Miller as of the date of his death, in addition to a pro rata portion of the annual bonus which would otherwise have been payable for the year of his death.  Mr. Marc Miller’s beneficiary shall also receive any life insurance benefits under insurance policies maintained on Mr. Marc Miller’s life by us and for which Mr. Marc Miller had the right to designate the beneficiary.  Including the accelerated vesting of his unvested long-term stock-based incentive awards granted before employment as CEO, the estimated total termination benefits is $8,710,934 if he had been terminated for reason of death on December 31, 2020 and his MDM Employment Agreement had been in  effect.

If Mr. Marc Miller terminates his employment or other service under the MDM Employment Agreement because of a material change in the duties of his office or any other breach by us of our obligations, or in the event of the termination of Mr. Marc Miller’s employment by us without cause or otherwise in breach of the MDM Employment Agreement, Mr. Marc Miller will generally continue to receive for the remainder of his employment term all of the cash compensation, long-term equity incentive compensation and other benefits as if his employment or service had not terminated, and the vesting of his long-term incentive plan awards will accelerate. We may condition Mr. Marc Miller’s right to receive any severance benefits on his execution of a general release in favor of us.  The estimated total termination benefit is $20,482,492 if he had been terminated by without cause or had he resigned due to breach by us on December 31, 2020 and his MDM Employment Agreement had been in effect.

Other Executive Officers

In addition, in the event of an involuntary termination of their respective employment by the Company without cause, Mr. Pember and Mr. Peterson are each entitled to receive salary continuation for 12 months and Mr. Peterson is also entitled to reimbursement of a portion of his COBRA premium for 12 months.  Assuming such an involuntary termination of their respective employment had occurred as of December 31, 2020, Mr. Pember and Mr. Peterson would be entitled to receive aggregate cash severance payments of $718,576 and $608,137, respectively, and Mr. Peterson would have been entitled to the reimbursement of a portion of his COBRA premium aggregating to $19,402.

Potential Payments upon a Change of Control

Pursuant to our Third Amended and Restated 2005 Stock Incentive Plan, (under which, as of December 31, 2020, all unvested stock options of our named executive officers were granted), all of our employees receive full acceleration of the vesting of any unvested stock options in the event that such stock options are not assumed or substituted by the surviving or acquiring company following a change of control of the Company. The intrinsic value of our named executive officers’ stock options for which vesting would have accelerated assuming a change in control of the Company in which equity awards are not assumed or substituted had occurred as of December 31, 2020, is as follows:  Alan B. Miller: $51,337,313; Marc D. Miller: $8,710,934; Steve G. Filton: $6,090,860; Marvin G. Pember: $6,058,510; and Matthew J. Peterson: $3,611,864. Such intrinsic values of the accelerated stock options were calculated based upon the closing price per share of our common stock on December 31, 2020 of $137.50 as reported on the NYSE.  Vesting acceleration of stock option awards if such equity awards are not assumed or substituted is the only benefit provided to our named executive officers in the event of a change of control.  In the event of a termination of employment following a change in control of the Company, the named executive officers may be entitled to payments and benefits as described above under “Potential Payments Upon Termination”.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Alan B. Miller, the current Executive Chairman of our Board of Directors and former Chairman of the Board and Chief Executive Officer through December 31, 2020.

As is permitted under the SEC rules, we reasonably determined our median employee by using the greater of total annual W-2 wages of employees both in the U.S. and the U.K. who were employed as of December 31, 2020 (excluding Mr. Miller), or calculated annualized pay for those who commenced work during 2020 or were on a leave of absence.  The employee population consisted of our full-time, part-time and temporary employees.  The inclusion of part-time and temporary employees reduces the median of the annual total compensation for the overall group of our employees. Due to the amount of turnover and job status changes that exist in the healthcare industry, we recalculated the median employee in 2020 and determined that person’s total compensation was $43,337. The ratio of CEO pay to median worker pay is 305:1.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices.  As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2020 DIRECTOR COMPENSATION

The following table provides information concerning the compensation of our non-employee Directors for 2020.

Name	Fees Earned or Paid in Cash ($)	Grant Date Fair Value Stock Awards (1.) ($)	Grant Date Fair Value Option Awards (2.) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Lawrence S. Gibbs	$86,500	$0	$145,796	$0	$0	$232,296
Robert H. Hotz (3.)	$13,066	$0	$0	$0	$0	$13,066
Eileen C. McDonnell	$99,000	$0	$145,796	$0	$0	$244,796
Warren J. Nimetz	$68,000	$0	$145,796	$0	$0	$213,796
Maria R. Singer	$69,434	$0	$145,796	$0	$0	$215,230
Elliot J. Sussman, M.D.	$91,500	$0	$145,796	$0	$0	$237,296
(1.)	There were no restricted stock awards made to our non-employee directors during 2020.
(2.)	Each non-employee director received 10,000 stock options on March 18, 2020, which had a grant date fair value of $145,796 or $14.58 per share.
(3.)	Mr. Robert H. Hotz resigned from our Board of Directors on March 1, 2020.
As of December 31, 2020 the following stock options were outstanding for each active director:

Lawrence S. Gibbs	55,000
Eileen C. McDonnell	36,250
Warren J. Nimetz	30,000
Maria R. Singer	10,000
Elliot J. Sussman, M.D.	30,000

2020 Cash Compensation.    During 2020, all non-employee directors received a pro rata annual retainer of $65,000 for service on the Board of Directors. Additionally, during 2020, Eileen C. McDonnell, Chairperson of the Audit Committee received an annual retainer of $10,000 for her services in that capacity. Lawrence S. Gibbs,

Maria R. Singer and Elliott J. Sussman, M.D. members of the Audit Committee, each received an annual pro rata retainer of $2,500 for services in that capacity. Eileen C. McDonnell, Chairperson of the Compensation

Committee, received an annual retainer of $5,000 for her services in that capacity. and Elliot J. Sussman, M.D., Chairman of the Nominating and Governance Committee received an annual retainer of $5,000 for his services in that capacity.

Each non-employee director also was paid a $1,000 meeting fee for participation in each committee meeting in excess of 30 minutes. Committee meeting fees paid during 2020 were as follows: Lawrence S. Gibbs, Eileen C. McDonnell and Elliot J. Sussman, M.D. were each paid $16,000 and Maria S. Singer was paid $10,000. Warren J. Nimetz was not paid any committee meeting fees during 2020. Additionally, during 2020, there were three special meetings held which all the Board of Directors attended.  Special meeting fees paid during 2020 were $3,000 to each of Lawrence S. Gibbs, Eileen C. McDonnell, Warren J. Nimetz, Marie R. Singer and Elliot J. Sussman, M.D.  Robert H. Hotz resigned from our Board of Directors on March 1, 2020 and was paid $10,656 in retainer fees, $410 as a member of the Audit Committee and $2,000 for committee meeting fees.

2020 Stock Option Awards. On March 18, 2020, all non-employee directors received options to purchase 10,000 shares of our Class B Common Stock at an exercise price of $67.69 per share. These options had a grant date fair value of $14.58 per share. These stock options were granted under our Third Amended and Restated 2005 Stock Incentive Plan, vest ratably over four years and expire on the fifth anniversary of the grant date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Alan B. Miller serves as the Executive Chairman. Alan B. Miller also serves as the Chairman of the Board of Trustees, CEO and President of Universal Health Realty Income Trust (“UHT”), a publicly traded real estate investment trust which commenced operations in 1986. The Company acts as advisor to UHT pursuant to the terms of an annually renewable advisory agreement and also leases the real property of certain of its facilities from UHT.

Marc D. Miller serves as our Chief Executive Officer (“CEO”), President and a member of our Board of Directors. Marc D. Miller is the son of Alan B. Miller. Marc D. Miller is a named executive officer and therefore the salary and other compensation arrangements between us and Marc D. Miller are disclosed and described throughout this Proxy Statement. Additionally, Marc D. Miller serves as a member of the Board of Trustees of UHT, and also serves as a member of the Board of Directors of Premier, Inc., a healthcare performance improvement alliance which contracts with the Company pursuant to a group purchasing agreement.

Warren J. Nimetz, a member of our Board of Directors and a member of the Executive Committee and the Finance Committee, is a Partner in Norton Rose Fulbright US LLP, the law firm we use as outside corporate counsel. We paid approximately $434,000 in legal fees to this law firm in 2020.  This law firm also provides personal legal services to Alan B. Miller, our Executive Chairman. Mr. Nimetz is the trustee of certain trusts for the benefit of Alan B. Miller and his family.

Pursuant to our Code of Business Conduct and Corporate Standards, all employees, officers and directors of the Company and its subsidiaries are prohibited from engaging in any relationship or financial interest which is a conflict of interest with, or which interferes or has the potential to interfere with, the interests of the Company or any of its subsidiaries or facilities. In addition, all employees, officers and directors of the Company and its subsidiaries are required to disclose to our chief compliance officer any financial interest or ownership interest or any other relationship that he or she (or a member of his or her immediate family) has with customers, vendors, or competitors of the Company or any of its subsidiaries or facilities.

All employees, officers and directors of the Company and its subsidiaries are prohibited from entering into a related party transaction with the Company without the prior approval of Ms. Mia Meloni, our Chief Compliance Officer. Any request for the Company to enter into a transaction with an employee, officer or director or any of such persons’ immediate family members must first be presented to our Chief Compliance Officer for review, consideration and approval. In approving or rejecting the proposed agreement, our Chief Compliance Officer will consider the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to the Company, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. Our Chief Compliance Officer shall only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, the Company’s best interests, as determined in good faith by our Chief Compliance Officer.

Except as otherwise disclosed in this Proxy Statement, since the beginning of the Company’s last fiscal year, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any employee, executive officer or director, holder of more than 5% of our voting securities, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

Please see “Corporate Governance—Director Independence” for additional information on the independence of our directors.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has affirmatively determined that four of its seven current members (Lawrence S. Gibbs, Eileen C. McDonnell, Maria R. Singer and Elliot J. Sussman, M.D.) are independent directors under the applicable rules and regulations of the SEC and the New York Stock Exchange listing standards.

In determining independence, the Board of Directors affirmatively determines each year whether directors have any material relationship with us. When assessing the materiality of a director’s relationship with us, the Board of Directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from the standpoint of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. The Board of Directors has concluded that no material relationship exists between us and any of our independent directors, other than each such person’s position as one of our directors.

We are eligible to be treated as a controlled company under New York Stock Exchange Rule 303A due to the fact that the family of Alan B. Miller holds more than 95% of the shares of Class A and Class C Common Stock, which is entitled to elect 80% of the entire Board of Directors and constitutes more than 50% of our aggregate voting power. New York Stock Exchange Rule 303A states that a controlled company need not have a majority of independent directors on its board or have nominating/corporate governance and compensation committees composed entirely of independent directors. We have elected to avail ourselves of a limited aspect of the Rule 303A exemption, determining that the Nominating & Governance Committee is not responsible for identifying and recommending qualified candidates for Board positions that, in accordance with our Restated Certificate of Incorporation, are to be elected by the holders of Class A and Class C Common Stock of the Company. We currently intend to have a majority of independent directors on our Board of Directors and all independent directors on our Audit Committee, Compensation Committee and Nominating & Governance Committee.

Meetings of the Board of Directors

Regular meetings of the Board of Directors are generally held every other month, while special meetings are called when necessary. Before each Board of Directors or committee meeting, directors are furnished with an agenda and background materials relating to matters to be discussed. During 2020, there were six regular meetings of the Board of Directors. All directors participated in each of the meetings of the Board of Directors and all or substantially all of meetings held by the respective committees on which they served, if applicable. Directors are expected to attend the Annual Meeting of Stockholders. All of our directors attended the virtual 2020 Annual Meeting of Stockholders.

Our Corporate Governance Guidelines provide that the Board of Directors shall hold, in accordance with a schedule determined by the Nominating & Governance Committee of the Board of Directors, executive sessions where non-management directors (i.e., directors who are not our officers, but who do not otherwise have to qualify as “independent directors”) meet without management participation (except as otherwise specifically requested by the non-management directors). Interested parties may communicate directly and confidentially with the presiding director or with the non-management directors of the Board of Directors as a group by writing to that person or group at Universal Health Services, Inc., c/o Secretary, Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, PA 19406.

Board Leadership Structure and Board of Directors

Mr. Alan B. Miller serves as Executive Chairman of the Board. Eileen C. McDonnell serves as the Lead Independent Director and presides over the executive sessions of the non-management directors. The Company believes this structure allows all of the non-management directors to participate in the full range of the Board’s responsibilities with respect to its oversight of the Company’s management. The Board has determined that this leadership structure is appropriate given the size and complexity of the Company, the number of directors overseeing the Company and the Board’s oversight responsibilities.

The specific experience, qualifications, attributes or skills that led to the conclusion that each Director should serve as a Director of the Company, in light of the Company’s business and structure, are as follows:

Alan B. Miller has been a Director of the Company since 1978 and is currently Executive Chairman of the Board. Effective January 2021, Mr. Alan B. Miller stepped down as CEO, a position he has held since 1978, when he founded the Company. Prior thereto, he was President, Chairman of the Board and Chief Executive Officer of American Medicorp, Inc. Mr. Alan Miller currently serves as Chairman of the Board of Trustees, Chief Executive Officer and President of Universal Health Realty Income Trust. As a result of his many years of service, Mr. Alan B. Miller provides expertise on the hospital management industry.

Marc D. Miller has been a Director of the Company since 2006 and was appointed CEO in January 2021. He continues to serve as President of the Company, a position he has held since May 2009. Previously he has served in various management positions including: Senior Vice President and Co-Head of our Acute Care Division (2007-2009) and Vice President, Acute Care Division (2004-2007).  Also served in various roles in our Acute Care Division since 2003 and served in other management positions at various acute care hospitals from 1999 to 2003. Additionally, Mr. Marc D. Miller serves as a member of the Board of Trustees of Universal Health Realty Income Trust and as a member of the Board of Directors of Premier, Inc. Mr. Marc D. Miller oversees all of the Company’s businesses, its operations, development and overall strategy.

Lawrence S. Gibbs has been a Director of the Company since 2011. Since September 2019, he has served as Product Manager at AIG, artificial intelligence platform. Prior thereto, he served as the Chief Investment

Officer at Erdos Capital, Managing Partner at Cannonball Trading, LLC (2010 to 2017), Portfolio Manager, Chief Investment Office at JP Morgan Chase Bank NA (2006 to 2009) and Portfolio Manager at Millennium Partners, LLC (2005 to 2006). Mr. Gibbs provides expertise on corporate finance and investment matters.

Eileen C. McDonnell has been a Director of the Company since 2013. Ms. McDonnell currently serves as Chairman and Chief Executive Officer of The Penn Mutual Life Insurance Company. She joined Penn Mutual in 2008 and previously served as President of the company. Ms. McDonnell was also appointed to The Penn Mutual Board of Trustees in 2010. Before joining Penn Mutual, Ms. McDonnell founded ExecMPower, a strategic planning and executive coaching consultancy. Previously, she was president of New England Financial, a wholly owned subsidiary of MetLife, and senior vice president of the Guardian Life Insurance Company. Ms. McDonnell also serves on the Board of Janney Montgomery Scott LLC, a wholly owned subsidiary of Penn Mutual. Ms. McDonnell also serves as a Director of the Insurance Federation of Pennsylvania, serves on the Corporate Council of Children’s Hospital of Philadelphia, and is a national advisor to Vision 2020, an initiative of Drexel University College of Medicine Institute for Women’s Health and Leadership.  Ms. McDonnell provides expertise on the insurance industry and financial matters.

Warren Nimetz has been a Director of the Company since January 2018. He has been a Partner at the law firm of Norton Rose Fulbright US LLP since 1987, and he is Administrative Partner of the New York office. Mr. Nimetz focuses his practice on general corporate and securities law, with special emphasis on mergers and acquisitions of public and private companies including tender offers, leveraged and other buyouts, private equity investments, joint ventures and related corporate governance issues. He also has substantial experience with all types of financing transactions, including public offerings, private placements and bank and other institutional lending and structured finance. Mr. Nimetz has special expertise in structuring and negotiating transactions involving the acquisition, financing and disposition of hospital and other health care and life science companies and properties. Mr. Nimetz provides expertise on legal matters.

Maria R. Singer was elected to our Board of Directors in March 2020. She is Chief Operating Officer, Corporate Finance at Houlihan Lokey. She previously served as Managing Director and COO of Blackstone Advisory Partners (2008 to 2015). She also served in various roles at Lehman Brothers, Inc. including Senior Vice President, Office of the Chairman and Senior Vice President, Debt Capital Markets (2002 to 2008). Ms. Singer provides expertise on financial and strategic advisory matters.

Elliot J. Sussman, M.D. has been a Director of the Company since March 2018. He is Chairman of The Villages Health. He previously served as President and Chief Executive Officer of Lehigh Valley Hospital and Health Network from 1993 through 2010. He has been a member of the Board of Directors of Yale New Haven Health System since 2011. Dr. Sussman provides expertise on the management of hospitals and health systems.

The Board holds six regular meetings each year to consider and address matters involving the Company. The Board also may hold special meetings to address matters arising between regular meetings. These meetings may take place in person or by telephone. The independent directors also regularly meet in executive sessions outside the presence of management. The Board has access to legal counsel for consultation concerning any issues that may occur during or between regularly scheduled Board meetings. As discussed below, the Board has established a Compensation Committee, an Audit Committee, a Nominating & Governance Committee, an Executive Committee and a Finance Committee to assist the Board in performing its oversight responsibilities.

The Nominating & Governance Committee annually oversees a self-evaluation of the current Board members and those committees as the Board shall specify from time to time and reports to the Board with respect to whether the Board and its committees are functioning effectively. The full Board discusses each evaluation report to determine what, if any, actions should be taken to improve the effectiveness of the Board or any committee thereof.

The Board’s Role in Risk Oversight

Consistent with its responsibility for oversight of the Company, the Board, among other things, oversees risk management of the Company’s business affairs directly and through the committee structure that it has established. The principal risks associated with the Company are risks related to concentration of the locations of our facilities, dependence on payments from the government and other third party payors, the impact of the Coronavirus pandemic on our facilities and the markets in which they operate, cyber security, a worsening of the economic and employment conditions in the United States, uncertainties regarding health care reform, the inability to collect payments from patients, competition for patients from other hospitals and health care providers, our ability to recruit and retain quality physicians, our ability to attract and retain qualified nurses and medical support staff, compliance with extensive laws and government regulations, liabilities from claims brought against our facilities, governmental investigations, regulatory actions, whistleblower lawsuits and purported stockholder class action lawsuits, accreditation of our facilities, acquisition and integration of hospitals, state efforts to regulate the construction or expansion of health care facilities, fluctuations in our operating results, quarter to quarter earnings and other factors, significant corporate regulation as a public company, and dependence on key management personnel.

The Board’s role in the Company’s risk oversight process includes regular reports from senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee) receives these reports from management to identify and discuss such risks.

The Board periodically reviews with management its strategies, techniques, policies and procedures designed to manage these risks. Under the overall supervision of the Board, management has implemented a variety of processes, procedures and controls to address these risks.

The Board requires management to report to the full Board on a variety of matters at regular meetings of the Board and on an as-needed basis, including the performance and operations of the Company and other matters relating to risk management. The Audit Committee also receives regular reports from the Company’s independent registered public accounting firm on internal control and financial reporting matters. These reviews are conducted in conjunction with the Board’s risk oversight function and enable the Board to review and assess any material risks facing the Company. Eileen C. McDonnell, the Lead Independent Director, periodically meets with management and the Company’s independent registered public accounting firm to review and discuss the activities of the Company and to provide direction with respect thereto.

Policy on Hedging Transactions

The Company has a policy that prohibits employees and directors from engaging in any hedging transaction that would result in lack of exposure to the full risks of stock ownership. Prohibited hedging transactions include, but are not limited to, collars, forward sale contracts, trading in publicly-traded options, puts, calls or other derivative instruments related to our common stock or debt.

Stockholder Communications

Stockholders who wish to send communications to the Board of Directors or an individual director should address such communications to Universal Health Services, Inc., c/o Secretary, Universal Corporate Center, 367

South Gulph Road, P.O. Box 61558, King of Prussia, PA 19406. The Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Committees of the Board of Directors

The Compensation Committee, the Audit Committee, the Nominating & Governance Committee, the Executive Committee and the Finance Committee are the standing committees of the Board of Directors. A current copy of our Corporate Governance Guidelines, Code of Business Conduct and Corporate Standards, Code of Ethics for Senior Financial Officers, Compensation Committee Charter, Nominating & Governance Committee Charter and Audit Committee Charter are available free of charge on our website at www.uhsinc.com. Copies of these documents also are available in print free of charge to any stockholder who requests them. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K relating to amendments to or waivers of any provision of our Code of Ethics for Senior Financial Officers by promptly posting the information on our website.

Compensation Committee.    The current members of the Compensation Committee are Eileen C. McDonnell (Chairperson), Lawrence S. Gibbs and Elliot J. Sussman, M.D. The Compensation Committee met three times during 2020. The Board of Directors has determined, in its business judgment, that each member of the Compensation Committee qualifies as an “independent” director under the regulations adopted by the SEC and the New York Stock Exchange.

The Compensation Committee reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates their performance, determines and approves their compensation level, reviews and determines the form and amount of compensation of the non-management members of the Board of Directors, administers incentive-compensation plans and equity-based plans and approves compensation awards, among other duties and responsibilities.

The amount and mix of the compensation paid to our named executive officers and directors are evaluated on an annual basis. See the section titled “Compensation Setting Process,” in the Compensation Discussion & Analysis for an additional discussion.

The Compensation Committee has the authority to establish one or more subcommittees that shall have the responsibilities and consist of those members of the Compensation Committee as the Compensation Committee may determine from time to time. The Compensation Committee also has the sole authority to retain and terminate compensation consultants to assist it in evaluating our compensation plans, particularly those pertaining to our directors, our Executive Chairman, Chief Executive Officer and our other executive officers, and to approve the fees and other terms relating to the provision of those services. As discussed in the Compensation Discussion and Analysis, certain elements of Messrs. Alan Miller’s and Marc. Miller’s compensation is determined by the terms of their employment agreements.

Audit Committee.    Current members of the Audit Committee are Eileen C. McDonnell (Chairperson), Lawrence S. Gibbs, Maria R. Singer and Elliot J. Sussman, M.D. No member serves on the audit committee of more than three public companies. The Audit Committee met thirteen times during 2020.

The Board of Directors has determined, in its business judgment, that each member of the Audit Committee qualifies as an “independent” director under the regulations adopted by the SEC and the New York Stock Exchange and is financially literate and that Eileen C. McDonnell qualifies as an “audit committee financial expert” under SEC regulations and has accounting or related financial management expertise.

The Audit Committee provides assistance to the Board of Directors in fulfilling its financial, compliance and quality oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to: the integrity of our financial statements, the financial reporting process, the systems of internal accounting and financial controls, the performance of our internal audit function and independent auditors, the independent auditors’ qualifications and independence and our compliance with legal and regulatory requirements and quality of care standards. This Committee has the authority, duties and responsibilities set forth in its Audit Committee Charter, as amended. The Audit Committee’s oversight includes review and oversight of the Company’s health care compliance program. The Audit Committee periodically reviews our data security programs, including cyber security and procedures regarding disaster recovery and critical business continuity, and reviews our programs and plans that management has established with data security compliance programs and test preparedness.

Nominating & Governance Committee.   The current members of the Nominating & Governance Committee are Elliot J. Sussman, M.D., (Chairman), Lawrence S. Gibbs and Maria R. Singer. This Committee met once during 2020. The Board of Directors has determined, in its business judgment, that each member of the Nominating & Governance Committee qualifies as an “independent” director under the regulations adopted by the SEC and the New York Stock Exchange.

The Nominating & Governance Committee was established, with respect to those directors who are to be elected by the holders of Class B and Class D Common Stock of the Company in accordance with the our Restated Certificate of Incorporation, for the purpose of: (i) assisting the Board of Directors by identifying individuals who are qualified to become directors, consistent with the criteria approved by the Board of Directors; (ii) recommending to the Board of Directors Class B and D director nominees for the next annual meeting of stockholders at which a Class B and D director is to be elected; (iii) developing and recommending to the Board of Directors a set of corporate governance principals in the form of our corporate governance guidelines; (iv) leading and overseeing the Board of Directors in its annual review of the performance of the Board of Directors and our management, and; (v) recommending to the Board of Directors director nominees for each committee of the Board of Directors. The Nominating & Governance Committee provides such assistance in identifying and recommending Class A and Class C Common Stock director nominees as may be requested by the entire Board of Directors. The Nominating & Governance Committee adopted our Corporate Governance Guidelines.

In light of the concentration of over 95% of the voting power of our Class A and Class C Common Stock in a single individual and related entities, and in accordance with the “Controlled Companies” exemption set forth in Section 303A of the New York Stock Exchange Listed Company Manual, the Nominating & Governance Committee is not responsible for identifying and recommending qualified candidates for directors that, in accordance with our Restated Certificate of Incorporation, are to be elected by the holders of Class A and Class C Common Stock. The Nominating & Governance Committee shall, however, provide such assistance in identifying and recommending Class A and C Director nominees as may be requested by the entire Board of Directors.

The Nominating & Governance Committee will consider Class B and D director nominees recommended by stockholders. Under our Restated Certificate of Incorporation, the number of directors to be elected by the Class B and D Common stockholders is limited to 20% of the entire Board of Directors, or a maximum of two directors. Stockholders who wish to recommend a nominee for the Nominating & Governance Committee’s consideration may do so by submitting the individual’s name and qualifications to the Nominating & Governance Committee c/o Secretary, Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, PA 19406. Recommendations must be received by the Nominating & Governance Committee no later than the date by which stockholder proposals for presentation at the next Annual Meeting must be received. Recommended nominees will only be considered if there is a vacancy or if the Board of Directors decides to increase the number of directors.

The Nominating & Governance Committee identifies and evaluates committee-recommended Class B and D director nominees considering, among other factors, the following minimum qualifications: the individual’s integrity, experience, education, expertise, independence and any other factors that the Board of Directors and the Nominating & Governance Committee deem would enhance the effectiveness of the Board of Directors and our governance. The Nominating & Governance Committee seeks persons who have achieved prominence in their fields and who possess significant experience in areas of importance to the Company. Additionally, strong analytical skills, independence, energy, forthrightness and integrity are desired characteristics that the Nominating & Governance Committee seeks in potential candidates. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Board of Directors believes that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds, including diversity of gender and race that, when considered as a group, provide a sufficient mix of perspectives to allow the Board of Directors to best fulfill its responsibilities to the long-term interests of our stockholders. The Nominating & Governance Committee will evaluate a nominee on the same basis if the individual is recommended by a stockholder. The Nominating & Governance Committee does not currently pay a fee to a third party to identify or evaluate nominees but may consider from time to time engaging a search firm to identify Class B and D director candidates.

Executive Committee.    The Executive Committee has the responsibility, between meetings of the Board of Directors, to advise and aid our officers in all matters concerning the management of the business and, while the Board of Directors is not in session, has the power and authority of the Board of Directors to the fullest extent permitted under law. The Executive Committee did not meet in 2020. Current members of the Executive Committee are Alan B. Miller (Chairman), Eileen C. McDonnell, Marc D. Miller and Warren J. Nimetz.

Finance Committee.    The Finance Committee is responsible for reviewing our overall long-term financial planning. The Finance Committee did not meet during 2020. Members of this Committee are Alan B. Miller (Chairman), Marc D. Miller, Warren J. Nimetz and Maria R. Singer.

Corporate Social Responsibility and Sustainability

The Board of Directors and its committees oversee the environmental, social and governance (“ESG”) initiatives across our business and facilities.

We recognize the need to protect the natural environment as well as serve patients and the communities in which we operate. Keeping our surroundings clean and minimizing pollution is of benefit to all. We are committed to following best practices when managing our energy usage and consumption, and disposing of waste. Stewardship continues to play an important role in our commitment to a clean environment and strong communities.

Energy Star Certification

We continued work on the UHS Corporate Energy Efficiency Initiative, which was launched in 2017. We invested $6.49 million toward LED lighting upgrades and optimization of our large heating, ventilation and air conditioning (HVAC) systems during the year. The projects implemented during 2020 are projected to save 12.36 million kWh of electricity and 171,862 therms of natural gas annually, resulting in 9,648 metric tons of CO2 emission reduction.

This equates to:

• 2,084 passenger vehicles removed from the road, or 23.94 million fewer miles driven by an average passenger vehicle, or

• 10.6 million pounds of less coal burned, or

• 1,633 homes’ electricity use for one year.

We continued installing and successfully implementing smart analytics faults detection and diagnostics systems in large HVAC systems. This technology will help us to proactively identify, prioritize and address critical HVAC system components’ failure and faults, per their energy savings potential.

LEED/Green Globes Certification

Originally, we obtained verification for Leadership in Energy and Environmental Design (LEED) in five of our six Las Vegas area hospitals inclusive of subsequent expansions where applicable. Subsequently, we have applied for certification under the science-based Green Globes rating system, which traces its origins to the European green building standard, Building Research Establishment Environmental Assessment Methodology (BREEAM). This action supports our focus on systematic annual increases in overall energy efficiency while improving our activities in the operation and maintenance of our facilities. Such higher efficiencies have proven particularly welcome during the COVID-19 pandemic, due to the need for additional powered equipment to implement specific safety protocols. In the end, we registered slightly increased usage compared to the previous year.

Furthermore, the Green Globes system includes wellness elements, which demonstrate our commitment to not only operate sustainable buildings but also provide enhanced environments for our patients and their families, physicians and employees. At the end of 2020, five Green Globes certifications were earned and a sixth for a newly constructed tower is in progress.

Uncompromised Culinary and Nutrition Standards

The Culinary and Nutrition Department is part of our Corporate Supply Chain structure and is comprised of Licensed Registered Dietitians and Accredited Chefs. In 2020, we continued our Food as Healing Fuel integrated approach. Even during the disruptions and initial uncertainty of the pandemic, we retained that focus.

Our team maintained a strong throughput of products during the three pandemic waves, for the sake of our patients’ well-being and satisfaction. This became increasingly challenging as manufacturers temporarily shut down, reduced production, and even went out of business. Compounding this were the difficulties our distributors had in securing product, let alone getting our diminished allocations delivered to our facilities.

Food deliveries fell to 78% of order volume during April of 2020. To compensate, we utilized our Managed Order Guides to fill in any available products that met our nutritional and price point goals. We sought out alternative vendors and sources. Keeping the flow of food and disposables stable required daily conversations, negotiations, contractual re-evaluation and collaboration. By August of 2020, despite the peak of the second wave, appropriate product fill rates climbed to 88%; and returned to the normal 98% by October.

During the various stages of the pandemic, we also experienced unusual price escalation when supplies were limited. Despite this, we were able to keep our food costs for our behavioral health division relatively unchanged after adjusting for inflation. In the acute care division, we focused on patient menus and meals for our dedicated staff. Because of the decrease in typical customer retail traffic, their hospital cafeterias, catering and food expenses were abnormally lower for 2020. Across both of our divisions, keeping the focus on Contract Compliance and Purchasing Program Maximizations helped significantly stabilize expenses.

The pandemic did not prevent Culinary and Nutrition from meeting other commitments. They were able to assist UHS Supply Chain as a whole to source non-traditional products. They also fulfilled digital software implementations and worked with the UHS Design & Construction team on eight new or rejuvenated partnerships.

Improved Environmental Services

Our Environmental Services (EVS) was more critical and visible due to COVID-19.  Our dedicated teams continued to improve and innovate the manner in which we clean and provide safe environments for our patients, staff and visitors. During the year, we expanded the use of Adenosine Triphosphate (ATP) testing in patient and sterile areas to improve the depth of inspections beyond visual as well as increased treatments in UV cleaning.

Our teams across our facilities moved to digital/cloud-based inspection tools, significantly reducing and in many cases eliminating the need for paper-based inspections. Significant reduction of paper usage has occurred in changing these processes while improving our ability to collect data and document results faster.

Our facilities have significantly reduced the use of floor waxes and are instead applying environmentally safer floor finishes, eliminating the need for caustic floor stripping products while expanding use of safer floor care products within our facilities

Responsible Pharmaceutical Waste Management

Proper disposal of pharmaceutical waste, controlled substance waste, and ensuring regulatory compliance continue to be the foundational components of the UHS Pharmaceutical Waste Management Program.

The use of Drug Enforcement Agency (DEA) and Environmental Protection Agency (EPA) compliant disposal containers prevent diversion of controlled substances and prevent pharmaceutical waste from entering our environment.

In 2020, we closely monitored COVID-19 vaccine development and state-specific distribution plans in order to manage the influx of sharps and waste from vaccinations. Preparation and planning efforts focused on adequate inventory levels of reusable sharps containers and frequency of pickups by our pharmaceutical waste vendor in order to accommodate the additional waste generated at our facilities.

Proper disposal of pharmaceutical and controlled substance waste generated at our hospitals supports the safety of our patients and employees while protecting the environment in the communities we serve.

Reprocessing and Waste Diversion

Through reprocessing and remanufacturing efforts with our business partners, we are able to minimize our environmental impact utilizing key sustainability programs. Our acute care facilities worked with vendors to collect identified products, and participate in sustainable and environmentally friendly practices resulting in waste diversion. These vendors break down collected products into recyclable components keeping them out of the waste stream.

In 2020, our acute care division was able to divert 116,940 pounds of waste through collection of 429,862 individual items. Through participation in one vendor’s recycling program, 274 trees were planted on behalf of UHS through the National Forest Foundation. We have been participating in reprocessing and remanufacturing programs for over 18 years.

Uncompensated Care (Charity Care and Uninsured Discounts)

Our commitment to corporate social responsibility is evident across the company in a number of ways, including the care that we provide to patients and their families, regardless of their ability to pay.

Generally, patients treated at our hospitals for non-elective services, who have gross income less than 200% to 400% of the federal poverty guidelines, are deemed eligible for charity care. The federal poverty guidelines are established by the federal government and are based on income and family size.

The following table shows the amounts recorded at our acute care hospitals for charity care and uninsured discounts, based on charges at established rates, for the years ended December 31, 2020, 2019 and 2018:

	(dollar amounts in thousands)
	2020		2019		2018
	Amount	%	Amount	%	Amount	%
Charity care	$622,668	28%	$672,326	31%	$761,783	40%
Uninsured discounts	1,578,470	72%	1,511,738	69%	1,132,811	60%
Total uncompensated care	$2,201,138	100%	$2,184,064	100%	$1,894,594	100%

AUDIT COMMITTEE REPORT

The Board of Directors is committed to the accuracy and integrity of the Company’s financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of our accounting functions and internal controls.

The Audit Committee reviews and evaluates, and discusses and consults with our management, internal audit personnel and the independent auditors about the following:

•	the plan for, and the independent auditors’ report on, each audit of the Company’s consolidated financial statements and internal controls;
•	changes in our accounting practices, principles, controls or methodologies, or in the Company’s financial statements;
•	significant developments in accounting rules;
•	the adequacy of our internal accounting controls, and accounting, financial and auditing personnel; and
•	the establishment and maintenance of a work environment that promotes ethical behavior.

The Audit Committee acts under a written charter that was originally adopted by the Board of Directors in 2004 and is reviewed and approved on an annual basis. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. In discharging its oversight role, the Audit Committee may engage independent counsel and other advisers as it determines necessary. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee also has the direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace our independent auditors, and has the authority to resolve disagreements between management and our auditors. The Audit Committee may establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting and auditing matters, as well as confidential, anonymous submission by employees. The Board of Directors has determined that each of the members of the audit committee is “independent” within the meaning of the rules of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

The Audit Committee recommended to the Board of Directors that the consolidated financial statements be included in the Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2020:

•	First, the Audit Committee discussed with our independent auditors the overall scope and plans for their audits.
•	Second, the Audit Committee met with the independent auditors, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.
•

Third, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

•

Fourth, the Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States).

•

Fifth, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

•

Finally, the Audit Committee obtained and reviewed a report from the independent auditor describing: (i) the independent auditor’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years inspecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company.

The Audit Committee reviewed and discussed our consolidated financial statements with the Board of Directors and discussed them with PricewaterhouseCoopers LLP during the 2020 fiscal year, along with the matters required to be discussed by Statement of Auditing Standard No. 16, Communications with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board.  The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures, including the letter, required by PCAOB 3524 and 3526 and discussed with PricewaterhouseCoopers LLP its independence.

Based on the discussions with PricewaterhouseCoopers LLP and management, the consolidated financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our 2020 Annual Report on Form 10-K, as filed on February 25, 2021.

AUDIT COMMITTEE

Eileen C. McDonnell (Chairperson)

Lawrence S. Gibbs

Maria R. Singer

Elliot J. Sussman, M.D.

RELATIONSHIP WITH INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP (“PwC”) served as our independent auditors during 2020 and 2019. Representatives from PwC will be in attendance at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the stockholders or their representatives.

PwC’s audit report on our consolidated financial statements as of and for the years ended December 31, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Set forth below are the fees paid or accrued for the services of PwC during 2020 and 2019:

Audit fees consisted of professional services rendered to us or certain of our subsidiaries. Such audit services include audits of financial statements, audit of our annual management assessment of the effectiveness of internal control over financial reporting in 2020 and 2019 (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements and audit services provided in connection with regulatory filings, acquisitions, bond issuances and other matters.

	2020	2019
Audit fees	$3,904,000	$3,725,500
Audit-related fees	12,400	12,400
Tax fees	104,809	257,715
All other fees	250,000	260,000
Total	$4,271,209	$4,255,615

Fees for tax services in 2020 and 2019 consisted primarily of consultation on various tax matters related to us and our subsidiaries, including when applicable, preparation of federal and state income tax returns for certain of our subsidiaries.

The other fees to PwC during each of 2020 and 2019 consist of consulting services related to an enhanced reimbursement project.

The Audit Committee has considered and determined that the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

All audit and permissible non-audit services provided to us by the independent auditors are pre-approved by the Audit Committee, which considers whether the proposed services would impair the independence of the independent auditors. The Chairperson of the Audit Committee may pre-approve audit and permissible non-audit services during the time between Audit Committee meetings if the fees for the proposed services are less than $25,000.

Annex A

Schedule of Non-GAAP Supplemental Information

For the Years Ended December 31, 2020 and 2019

(in thousands, except per share amounts, unaudited)

	Year ended		Year ended
	December 31, 2020		December 31, 2019
		Per		Per
	Amount	Diluted Share	Amount	Diluted Share

Net income attributable to UHS	$943,953	$10.99	$814,854	$9.13
Plus/minus after-tax adjustments:
Unrealized loss on marketable securities held for sale	3,313	0.04	-	-
Increase in Department of Justice Reserve and related income taxes	-	-	14,583	0.16
Impact of ASU 2016-09	7,443	0.09	(12,200)	(0.14)
Provision for asset impairment, after-tax	-	-	74,583	0.84
Subtotal adjustments	10,756	0.13	76,966	0.86
Adjusted net income attributable to UHS	$954,709	$11.12	$891,820	$9.99

YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING ONLINE.

BY ORDER OF THE BOARD OF DIRECTORS

STEVE G. FILTON, Secretary

King of Prussia, Pennsylvania

April 8, 2021

UNIVERSAL HEALTH SERVICES, INC. Directors For The Annual Meeting Of Stockholders To Be Held On May 20, 2020   Alan B. Miller and Steve Filton and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Class A Common Stock and Class C Common Stock of Universal Health Services, Inc. (the “Company”) held of record by the undersigned on March 24, 2020 at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 20, 2020, virtually via live audio webcast available at www.meetingcenter.io/266493346, and at any adjournment thereof. To participate at the Annual Meeting online, please visit www.meetingcenter.io/266493346 and use the password: UHS2020. Any and all proxies heretofore given are hereby revoked.   Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to be held on Wednesday, May 20, 2020. The Proxy Statement and Annual Report to Stockholders are available at www.edocumentview.com/uhs    THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

PROXY  CLASS  A  COMMON  STOCK  CLASS  C  COMMON  STOCK  UNIVERSAL  HEALTH  SERVICES,  INC.  This  Proxy  Solicited  By  The  Board  Of  Directors  For  The  Annual  Meeting  Of  Stockholders  To  Be  Held  On  May  19,  2021    Alan  B.  Miller  and  Steve  Filton  and  each  of  them,  as  the  true  and  lawful  attorneys,  agents  and  proxies  of  the  undersigned,  with  full  power  of  substitution,  are  hereby  authorized  to  represent  and  to  vote,  as  designated  below,  all  shares  of  Class  A  Common  Stock  and  Class  C  Common  Stock  of  Universal  Health  Services,  Inc.  (the  “Company”)  held  of  record  by  the  undersigned  on  March  25,  2021  at  the  Annual  Meeting  of  Stockholders  to  be  held  at  10:00  a.m.  on  Wednesday,  May  19,  2021,  virtually  via  live  audio  webcast  available  at  www.meetingcenter.io/  296174706,  and  at  any  adjournment  thereof.  To  participate  at  the  Annual  Meeting  online,  please  visit  www.meetingcenter.io/296174706  and  use  the  password:  UHS2021.  Any  and  all  proxies  heretofore  given  are  hereby  revoked.    Important  Notice  Regarding  Availability  of  Proxy  Materials  for  the  Stockholder  Meeting  to  be  held  on  Wednesday,  May  19,  2021.  The  Proxy  Statement  and  Annual  Report  to  Stockholders  are  available  at  www.edocumentview.com/uhs    THIS  PROXY  IS  CONTINUED  ON  THE  REVERSE  SIDE.  PLEASE  SIGN  ON  THE  REVERSE  SIDE  AND  RETURN  PROMPTLY

PLEASE  MARK  YOUR  CHOICE  LIKE  THIS  IN  BLUE  OR  BLACK  INK    ‘    ACCOUNT  NUMBER  CLASS  A  COMMON  CLASS  C  COMMON    The  Board  of  Directors  recommends  a  vote  FOR  the  nominees  listed  in  Proposal  1  and  FOR  Proposal  2.    1.  The  Election  of  Elliot  J.  Sussman,  M.D.  ‘  For  ‘  Withhold  Authority  The  Election  of  Marc.  D.  Miller    ‘  For  ‘  Withhold  Authority    The  Election  of  Eileen  C.  McDonnell    ‘  For  ‘  Withhold  Authority    2.  To  ratify  the  selection  of  PricewaterhouseCoopers  LLP,  as  the  company’s  independent  registered  public  accounting  firm  for  the  fiscal  year  ending  December  31,  2021.  ‘  For  ‘  Against  ‘  Abstain    Discretionary  authority  is  hereby  granted  with  respect  to  such  other  matters  as  may  properly  come  before  the  meeting.  DATED:  SIGNATURE:    SIGNATURE:  IMPORTANT:  Please  sign  exactly  as  name  appears  at  the  left.  Each  joint  owner  shall  sign.  Executors,  administrators,  trustees,  etc.  should  give  full  title.    The  above-signed  acknowledges  receipt  of  the  Notice  of  Annual  Meeting  of  Stockholders.    WHEN  PROPERLY  EXECUTED,  THIS  PROXY  WILL  BE  VOTED  AS  DESIGNATED.  IF  NO  CHOICE  IS  SPECIFIED,  THE  PROXY  WILL  BE  VOTED  FOR  THE  ELECTION  OF  ELLIOT  J.  SUSSMAN,  M.D.,  MARC  D.  MILLER,  AND  EILEEN  C.  MCDONNELL  AS  DIRECTORS  AND  FOR  THE  RATIFICATION  OF  THE  SELECTION  OF  PRICEWATERHOUSECOOPERS  LLP,  AS  THE  COMPANY’S  INDEPENDENT  REGISTERED  PUBLIC  ACCOUNTING  FIRM  FOR  THE  FISCAL  YEAR  ENDING  DECEMBER  31,  2021.

Universal Health Services, Inc.    Using a black ink pen, mark your votes with an X as shown in this example.  Please do not write outside the designated areas.   Your vote matters – here’s how to vote!   You may vote online or by phone instead of mailing this card.   Online  Go to www.envisionreports.com/UHS  or scan the QR code — login details are  located in the shaded bar below.    Phone   Call toll free 1-800-652-VOTE (8683) within  the USA, US territories and Canada   Save paper, time and money!  Sign up for electronic delivery at  www.envisionreports.com/UHS    Annual Meeting Proxy Card    •  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    +    Proposal — The Board of Directors recommends a vote FOR Proposal 2. A  For Against Abstain   2. Proposal to ratify the selection of PricewaterhouseCoopers LLP  as the Company’s independent registered public accounting  firm for the fiscal year ending December 31, 2021.  Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B  Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give  full title.  Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.    1UPX  +    03EXBE

The 2021 Annual Meeting of Stockholders of Universal Health Services, Inc.   will be held on  May 19, 2021, at 10:00 a.m. EDT  virtually via live webcast at  www.meetingcenter.io/296174706   To access the virtual meeting, you will need the 15-digit control number  that is printed in the shaded bar located on the reverse side of this form.   The password for the meeting is UHS2021.   Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be  held on Wednesday, May 19, 2021: The Proxy Statement and Annual Report to Stockholders are  available at http://www.envisionreports.com/UHS    Small steps make an impact.   Help the environment by consenting to receive electronic  delivery, sign up at www.envisionreports.com/UHS    •  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    Proxy — UNIVERSAL HEALTH SERVICES, INC.   +    UNIVERSAL HEALTH SERVICES, INC.  This Proxy Solicited By The Board Of Directors For  The Annual Meeting Of Stockholders To Be Held On May 19, 2021   Alan B. Miller and Steve Filton and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution,  are hereby authorized to represent and to vote, as designated below, all shares of Class B Common Stock and Class D Common Stock of Universal Health  Services, Inc. held of record by the undersigned on March 25, 2021 at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday,  May 19, 2021, virtually via live audio webcast available at www.meetingcenter.io/296174706, and at any adjournment thereof. Any and all proxies heretofore  given are hereby revoked.   WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL 2.   THIS PROXY IS CONTINUED ON THE REVERSE SIDE.  PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.   Non-Voting Items C  Change of Address — Please print new address below. Comments — Please print your comments below.   Meeting Attendance   Mark box to the right if  you plan to attend the  Annual Meeting.    +